QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(26)

         This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Revised Barrick Offer, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to Georgeson Shareholder toll-free at 1-866-245-2999.

NOTICE OF CHANGE TO DIRECTORS' CIRCULAR

RECOMMENDING

ACCEPTANCE

OF THE REVISED OFFER BY

BARRICK GOLD CORPORATION

TO PURCHASE ALL OF THE COMMON SHARES

OF

PLACER DOME INC.

Your Board of Directors unanimously recommends that Shareholders
ACCEPT
the Revised Barrick Offer and TENDER their Common Shares

This Notice of Change modifies the Directors' Circular dated November 23, 2005 issued by the Board of Directors of Placer Dome with respect to the offer made by Barrick dated November 10, 2005, as extended on December 15, 2005 and as amended and varied on January 4, 2006. This Notice of Change should be read in conjunction with the Directors' Circular.

Notice to United States Securityholders:

The Revised Barrick Offer is in respect of securities of a Canadian issuer, and while the issuer is subject to continuous disclosure requirements in Canada, securityholders should be aware that these requirements are different from those in the United States. The enforcement by United States securityholders of civil liabilities under United States federal securities laws may be adversely affected by the fact that the issuer is located in a foreign country and that some of its directors and officers are residents of a foreign country.

JANUARY 4, 2006

SCHEDULE A	—	GLOSSARY
SCHEDULE B	—	OPINION OF CIBC WORLD MARKETS INC.
SCHEDULE C	—	OPINION OF GOLDMAN, SACHS & CO.
SCHEDULE D	—	OPINION OF MORGAN STANLEY & CO. INCORPORATED

QUESTIONS AND ANSWERS ABOUT THE REVISED OFFER
FROM BARRICK GOLD CORPORATION

Why am I receiving this Notice of Change?

        On December 22, 2005, Placer Dome entered into the Support Agreement with Barrick pursuant to which Barrick agreed to make the Revised Barrick Offer, subject to the terms and conditions set forth in the Support Agreement. As a condition to Barrick's willingness to make the Revised Barrick Offer, among other things, Placer Dome agreed to prepare this Notice of Change containing the Board's unanimous recommendation that Shareholders accept the Revised Barrick Offer.

What is the Revised Barrick Offer?

        Under the terms of the Revised Barrick Offer, Barrick is offering to purchase all the outstanding Common Shares on the basis of, at the election of the Shareholder: (i) $22.50 in cash for each Common Share; or (ii) 0.8269 of a Barrick Share and $0.05 in cash for each Common Share, subject in each case to pro ration based upon the maximum amount of cash and Barrick Shares offered. See "The Offer" in the Barrick Circular.

Should I accept the Revised Barrick Offer?

        Your Board unanimously recommends that Shareholders ACCEPT the Revised Barrick Offer and TENDER their Common Shares.

How do I accept the Revised Barrick Offer?

        Barrick has indicated that you can accept the Revised Barrick Offer by delivering to Barrick's depositary, CIBC Mellon Trust Company, or Barrick's U.S. forwarding agent, Mellon Investor Services LLC, before the expiration of the Revised Barrick Offer: (a) the certificate(s) representing the Common Shares in respect of which the Revised Barrick Offer is being accepted; (b) a Letter of Transmittal in the form accompanying the Barrick Circular (or a manually signed facsimile thereof) properly completed and duly executed as required by the instructions set out in the Letter of Transmittal accompanying the Barrick Circular; and (c) all other documents required by the instructions set out in the Letter of Transmittal accompanying the Barrick Circular.

        In addition, Barrick has indicated that if you cannot deliver all of the necessary documents to Barrick's depositary or Barrick's U.S. forwarding agent in time, you may be able to complete and deliver to Barrick's depositary the Notice of Guaranteed Delivery accompanying the Barrick Circular, provided you are able to comply fully with its terms.

        Barrick has indicated that if you are a U.S. Shareholder, you may also accept the Revised Barrick Offer pursuant to the procedures for book-entry transfer detailed in the Barrick Circular and have your Common Shares tendered by your nominee through The Depository Trust Company. Barrick has also advised that Shareholders, including holders of CHESS Depositary Interests and International Depositary Receipts, are invited to contact Barrick's information agents for further information regarding how to accept the Revised Barrick Offer.

        See "Manner of Acceptance" in the Barrick Circular.

I tendered my Common Shares to the Initial Barrick Offer. Do I need to do anything to accept the Revised Barrick Offer?

        NO.    Assuming that you properly followed the procedures described under the heading "Manner of Acceptance" in the Barrick Circular and did not subsequently withdraw the Common Shares you tendered, you do not need to do anything to accept the Revised Barrick Offer with respect to the previously tendered Common Shares.

i

Why does the Board believe that the Revised Barrick Offer should be accepted?

        The Board believes that the consideration to be received by Shareholders under the Revised Barrick Offer is fair, from a financial point of view, to Shareholders and that the Revised Barrick Offer is in the best interests of Placer Dome and Shareholders. The Board's reasons include:

  •
  The Revised Barrick Offer represents improved value to Shareholders and the premium offered over the trading price of the Common Shares prior to the Initial Barrick Offer is more consistent with the premia in comparable gold industry acquisition transactions;

  •
  The Revised Barrick Offer is the best alternative available;

  •
  Placer Dome had an opportunity to review the concerns of the Board relating to Barrick identified in the Directors' Circular prior to execution of the Support Agreement;

  •
  The Board has preserved the ability to respond to superior proposals;

  •
  Placer Dome's Financial Advisors have each provided a written opinion that, as of the date of such opinions, the consideration to be received by Shareholders under the Revised Barrick Offer was fair, from a financial point of view, to Shareholders;

  •
  The Revised Barrick Offer is less conditional than the Initial Barrick Offer; and

  •
  Shareholders will own approximately 37% of the Barrick Shares assuming all Common Shares are acquired pursuant to the Revised Barrick Offer. In addition, three of Placer Dome's current directors will be appointed to Barrick's board of directors.

A summary of all of the reasons for the unanimous recommendation of the Board is included on pages 2 to 4 in this Notice of Change.

If I tender my Common Shares early, am I more likely to obtain my preferred option of all cash or all shares?

        NO.    You obtain no advantage by tendering your Common Shares early and it will have no impact on how likely you are to receive your preferred consideration. The cash and Barrick Shares will be allocated on each date on which Common Shares are taken up. The mix of cash and Barrick Shares received by a Shareholder will depend on the elections made by all Shareholders whose Common Shares are taken up on the same date.

How long do I have to decide whether to tender to the Revised Barrick Offer?

        You have until the expiration date of the Revised Barrick Offer to tender your Common Shares. The Revised Barrick Offer is scheduled to expire at midnight, Toronto time, on January 19, 2006, unless it is extended or withdrawn. See "Time for Acceptance" in the Barrick Circular.

If I accept the Revised Barrick Offer, when will I be paid?

        Barrick has indicated that if the conditions of the Revised Barrick Offer are satisfied or waived, and if Barrick consummates the Revised Barrick Offer and takes up the Common Shares, Shareholders will receive payment for the Common Shares they have tendered promptly and in any event no later than either the tenth day after the expiration of the Revised Barrick Offer or three business days after the Common Shares are accepted. In the Support Agreement, Barrick has agreed to take up and pay for all of the Common Shares tendered to the Revised Barrick Offer no later than two business days following the time at which it becomes entitled to do so. See "Take up of and Payment for Deposited Shares" in the Barrick Circular.

Who do I ask if I have more questions?

        Your Board recommends that you read the information contained in this Notice of Change and the Barrick Circular. You should contact Georgeson Shareholder, the information agent retained by Placer Dome, with any questions or requests for assistance you might have.

TELEPHONE NUMBERS FOR GEORGESON SHAREHOLDER:

North American Toll-Free Number:	1-866-245-2999
Australian Toll-Free Number:	1 300 658 874
Banks and Brokers Call Collect:	212-440-9800

CAUTION REGARDING FORWARD LOOKING STATEMENTS

        This Notice of Change contains, among other things, the unanimous recommendation of the Board of Directors of Placer Dome that Shareholders accept the Revised Barrick Offer and tender their Common Shares to the Revised Barrick Offer. This Notice of Change, including the discussion of the reasons for the Board's recommendation, contains forward looking statements that were based on expectations, estimates and projections as of the date of this Notice of Change. Such forward looking statements can be found in, among other sections, "Unanimous Recommendation of the Board" and "Analysis and Reasons for the Board's Conclusion and Recommendation". Generally these forward looking statements can be identified by the use of forward looking terminology such as "believe", "potential", "expect", "forecast", "estimate", "would", "could", "if" and "may". Any forward looking statement is subject to known and unknown risks, uncertainties and other factors which may cause actual results and developments to materially differ from those expressed by, or implied by, the forward looking statements in this Notice of Change.

        Examples of forward looking statements in this Notice of Change include expectations as to: the prices of gold, copper and platinum; gold and copper production; interest and exchange rates; and whether or not a superior or alternative proposal to the Revised Barrick Offer may emerge.

        These forward looking statements are based on a number of assumptions which may prove to be incorrect including, but not limited to:

  •
  uncertainties and costs related to Placer Dome's exploration and development activities, such as those associated with determining whether gold or other mineral reserves and mineral resources exist on a property;

  •
  uncertainties related to feasibility studies that provide estimates of expected or anticipated costs, expenditures and economic returns from a mining project;

  •
  uncertainties related to expected production rates, timing of production and the cash and total costs of production and milling;

  •
  uncertainties related to the ability to obtain necessary licenses, permits, electricity, surface rights and title for development projects and project delays due to third party opposition;

  •
  operating and technical difficulties in connection with mining development activities;

  •
  uncertainties related to the future development or implementation of new technologies, research and development and, in each case, related initiatives and the effect of those on Placer Dome's operating performance;

  •
  uncertainties related to the accuracy of Placer Dome's mineral reserve and mineral resource estimates and Placer Dome's estimates of future production and future cash and total costs of production, and the geotechnical or hydrogeological nature of ore deposits, and diminishing quantities or grades of mineral reserves;

  •
  uncertainties related to unexpected judicial or regulatory proceedings;

  •
  changes in, and the effects of, the laws, regulations and government policies affecting Placer Dome's mining operations, particularly laws, regulations and policies relating to: mine expansions, environmental protection and associated compliance costs arising from exploration, mine development, mine operations and mine closures; expected effective future tax rates in jurisdictions in which Placer Dome's operations are located; the protection of the health and safety of mine workers; and mineral rights ownership in countries where Placer Dome's mineral deposits are located, including the effect of the Mineral and Petroleum Resources Development Act (South Africa);

  •
  changes in general economic conditions, the financial markets and in the demand and market price for gold, copper and other minerals and commodities, such as diesel fuel, coal, petroleum coke, steel, concrete, electricity and other forms of energy, mining equipment, and fluctuations in exchange rates, particularly with respect to the value of the U.S. dollar, Canadian dollar, Australian dollar, Papua New Guinean kina, South African rand, Dominican Republic peso and Chilean peso;

  •
  the effects of forward selling instruments to protect against fluctuations in gold and copper prices and exchange rate movements and the risks of counterparty defaults, and mark to market risk;

  •
  unusual or unexpected formations, cave-ins, flooding, pressures, and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance to cover these risks);

  •
  changes in accounting policies and methods Placer Dome uses to report its financial condition, including uncertainties associated with critical accounting assumptions and estimates;

  •
  environmental issues and liabilities associated with mining including processing and stock piling ore;

  •
  geopolitical uncertainty and political and economic instability in countries which Placer Dome operates; and

  •
  labour strikes, work stoppages, or other interruptions to, or difficulties in, the employment of labour in markets in which Placer Dome operates mines, or environmental hazards, industrial accidents or other events or occurrences, including third party interference, that interrupt the production of minerals at Placer Dome's mines.

        In addition to being subject to a number of assumptions, forward looking statements in this Notice of Change are subject to the risks identified in the filings by Placer Dome with the U.S. Securities and Exchange Commission (the "SEC") and Canadian provincial securities regulatory authorities, including Placer Dome's Form 40-F/Annual Information Form.

        This Notice of Change also includes forward looking statements relating to Barrick. Forward looking statements relating to Barrick include, among other things, expectations as to the integration of Placer Dome's and Barrick's businesses and operations. These statements were derived from the Barrick Circular and other filings by Barrick with the SEC and Canadian provincial securities regulatory authorities. While Placer Dome has no reason to believe that such information is inaccurate or incomplete, Placer Dome does not assume any responsibility for the accuracy or completeness of such information. In addition, a number of factors which could cause Barrick's actual results to differ from the forward looking statements are contained in the Barrick Circular under the heading "Statements Regarding Forward Looking Information" and in Barrick's public filings with the SEC and Canadian provincial securities regulatory authorities.

        This list of factors that may affect the forward looking statements contained in this Notice of Change is not exhaustive and there can be no assurance that any such forward looking statements will be accurate. These and other factors should be considered carefully and readers should not place undue reliance on such forward looking statements. Placer Dome does not undertake to update any forward looking statements that are contained, or incorporated by reference, in this Notice of Change, except in accordance with applicable securities laws.

CURRENCY

        All dollar references in this Notice of Change are in U.S. dollars unless otherwise indicated.

CURRENCY EXCHANGE RATE INFORMATION

        The following table sets out the high and low exchange rates for one U.S. dollar expressed in Canadian dollars for the period indicated, the average of such exchange rates for the period indicated, and the exchange rate at the end of such period, in each case, based upon the noon buying rates as quoted by the Bank of Canada:

	Year Ended December 31,
	2005	2004	2003
High	1.2704	1.3968	1.5747
Low	1.1507	1.1774	1.2924
Rate at end of period	1.1659	1.2036	1.2924
Average rate per period	1.2116	1.3015	1.4015

        On January 4, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rate of the Bank of Canada was Cdn. $1.1515.

SUMMARY

                The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Notice of Change. All capitalized terms in the summary have the meanings ascribed to such terms in this Notice of Change.

The Revised Barrick Offer:
Barrick has offered to purchase all of the outstanding Common Shares of Placer Dome for a consideration of, at the election of the holder of Common Shares: (i) $22.50 in cash, or (ii) 0.8269 of a Barrick Share plus $0.05 in cash, for each Common Share, subject in each case to pro ration based on a maximum cash and a maximum share consideration. Barrick has indicated that, given the limit imposed on the amount of cash available in the Revised Barrick Offer relative to the size of the Revised Barrick Offer, it is unlikely that Shareholders who elect to receive cash for their Common Shares will receive only cash consideration for their Common Shares and that, assuming full pro ration of the maximum amounts, Shareholders would receive $2.91 in cash and 0.7216 of a Barrick Share for each Common Share tendered, subject to adjustment for fractional shares.

Based on the closing price for Barrick Shares on January 3, 2006, the last trading day before the date of this Notice of Change, the Implied Offer Price of the Revised Barrick Offer, which we calculate using the consideration that would be received by Placer Dome Shareholders assuming full pro ration, was $23.71 per Common Share.
Unanimous Recommendation of the Board of Directors:	The Board unanimously recommends that Shareholders ACCEPT the Revised Barrick Offer and TENDER their Common Shares to the Revised Barrick Offer.
Reasons for Acceptance:
The Board believes that the consideration to be received by Shareholders under the Revised Barrick Offer is fair, from a financial point of view, to Shareholders and that the Revised Barrick Offer is in the best interests of Placer Dome and Shareholders.

The Board has carefully reviewed and considered the Revised Barrick Offer and the Support Agreement, with the benefit of advice from its Financial Advisors and its legal advisors. The following is a summary of the principal reasons for the unanimous recommendation of the Board to Shareholders that Shareholders ACCEPT the Revised Barrick Offer and TENDER their Common Shares to the Revised Barrick Offer. The Board believes that:

• The Revised Barrick Offer represents improved value to Shareholders and the premium offered over the trading price of the Common Shares prior to the Initial Barrick Offer is more consistent with the premia in comparable gold industry acquisition transactions;
• The Revised Barrick Offer is the best alternative available;
• Placer Dome had an opportunity to review the concerns of the Board relating to Barrick identified in the Directors' Circular prior to execution of the Support Agreement;
• The Board has preserved the ability to respond to superior proposals;

• Placer Dome's Financial Advisors have each provided a written opinion that, as of the date of such opinions, the consideration to be received by Shareholders under the Revised Barrick Offer was fair, from a financial point of view, to Shareholders;
• The Revised Barrick Offer is less conditional than the Initial Barrick Offer; and

• Shareholders will own approximately 37% of the Barrick Shares assuming all Common Shares are acquired pursuant to the Revised Barrick Offer. In addition, three of Placer Dome's current directors will be appointed to Barrick's board of directors.
Acceptance of the Revised Barrick Offer by Directors and Senior Officers:
The directors (other than Mr. Alan McFarland) and senior officers of Placer Dome, together with certain of their respective associates, have indicated their intention to accept the Revised Barrick Offer and tender their respective Common Shares.

v

NOTICE OF CHANGE TO DIRECTORS' CIRCULAR

        This Notice of Change to Directors' Circular (the "Notice of Change") modifies the Directors' Circular dated November 23, 2005 (the "Directors' Circular") issued by the board of directors (the "Board of Directors" or "Board") of Placer Dome Inc. ("Placer Dome" or the "Corporation") in connection with the offer (the "Initial Barrick Offer") made by Barrick Gold Corporation ("Barrick") to purchase all of the outstanding common shares (the "Common Shares") of Placer Dome upon the terms and subject to the conditions set forth in the Initial Barrick Offer and accompanying take-over bid circular dated November 10, 2005, and should be read in conjunction with the Directors' Circular. This Notice of Change is issued by the Board in connection with the revised offer of Barrick (the "Revised Barrick Offer"). The Revised Barrick Offer was made pursuant to the terms and conditions of a support agreement dated December 22, 2005 between Placer Dome and Barrick (the "Support Agreement"). Pursuant to the Revised Barrick Offer, Barrick has offered to purchase all of the outstanding Common Shares of the Corporation for consideration of, at the election of the holder of Common Shares (the "Shareholder"): (i) $22.50 in cash, or (ii) 0.8269 of a Barrick common share (a "Barrick Share") plus $0.05 in cash, for each Common Share, subject in each case to pro ration based on a maximum cash and a maximum share consideration, upon the terms and conditions set forth in Barrick's Notice of Variation and Extension (the "Notice of Variation and Extension") dated January 4, 2006. Barrick has indicated that, given the limit imposed on the amount of cash available in the Revised Barrick Offer relative to the size of the Revised Barrick Offer, it is unlikely that Shareholders who elect to receive cash for their Common Shares will receive only cash consideration and that, assuming full pro ration of the maximum amounts, Shareholders would receive $2.91 in cash and 0.7216 of a Barrick Share for each Common Share tendered, subject to adjustment for fractional shares. Based on the closing price for Barrick Shares on January 3, 2006, the last trading day before the date of this Notice of Change, the Implied Offer Price of the Revised Barrick Offer, which we calculate using the consideration that would be received by Shareholders assuming full pro ration, was $23.71 per Common Share. The take-over bid circular of Barrick dated November 10, 2005 and the Notice of Variation and Extension are collectively referred to as the "Barrick Circular".

        Information herein relating to Barrick and the Revised Barrick Offer has been derived from the Barrick Circular. While the Board has no reason to believe that such information is inaccurate or incomplete, the Board does not assume any responsibility for the accuracy or completeness of such information. You are urged to read the Barrick Circular.

        The Revised Barrick Offer will be open for acceptance until midnight (Toronto time) on January 19, 2006 (the "Expiry Time"), unless extended or withdrawn (see "Agreements Relating to the Revised Barrick Offer — Support Agreement"). In order to accept the Revised Barrick Offer you must tender your Common Shares by the Expiry Time.

UNANIMOUS RECOMMENDATION OF THE BOARD

        The Board unanimously recommends that Shareholders ACCEPT the Revised Barrick Offer and TENDER their Common Shares to the Revised Barrick Offer.

        Shareholders who are in doubt as to how to respond to the Revised Barrick Offer should consult their own investment dealer, stockbroker, bank manager, lawyer or other professional advisors. Shareholders are advised that acceptance of the Revised Barrick Offer may have tax consequences and they should consult their own professional tax advisors. Enquiries concerning the information in this Notice of Change should be directed to Georgeson Shareholder at the toll-free numbers listed on the back page of this Notice of Change.

ANALYSIS AND REASONS FOR THE BOARD'S
CONCLUSION AND RECOMMENDATION

        The Board has carefully reviewed and considered the Revised Barrick Offer and the Support Agreement, with the benefit of advice from its financial advisors, CIBC World Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (collectively, the "Financial Advisors"), and Osler, Hoskin & Harcourt LLP, its Canadian legal advisors ("Osler") and Simpson Thacher & Bartlett LLP, its U.S. legal advisors ("Simpson Thacher"). The Board believes that the consideration to be received by Shareholders under the Revised Barrick Offer is fair, from a financial point of view, to Shareholders and that the Revised Barrick Offer is in the best interests of Placer Dome and Shareholders. The following is a summary of the principal reasons for the unanimous recommendation of the Board to Shareholders that Shareholders ACCEPT the Revised Barrick Offer and TENDER their Common Shares to the Revised Barrick Offer.

1.     The Revised Barrick Offer represents improved value to Shareholders and the premium offered over the trading price of the Common Shares prior to the Initial Barrick Offer is more consistent with the premia in comparable gold industry acquisition transactions.

  •
  The consideration offered under the Cash Alternative of the Revised Barrick Offer has increased from $20.50 to $22.50 per Common Share. Assuming full pro ration of the maximum amounts of cash and share consideration, the consideration per Common Share pursuant to the Initial Barrick Offer has been increased pursuant to the Revised Barrick Offer from $2.65 in cash and 0.6562 Barrick Shares to $2.91 in cash and 0.7216 Barrick Shares.

  •
  The Implied Offer Price of the Revised Barrick Offer, based on the closing price for Barrick Shares on the NYSE on December 21, 2005, the last trading day prior to the announcement of the Revised Barrick Offer and calculated using the consideration that would be received by Shareholders assuming full pro ration, represented a 31.8% premium to the unaffected price for the Common Shares on the NYSE on the date that is 20 trading days prior to the announcement of the Initial Barrick Offer (the "Revised Offer Premium"); by comparison the Implied Offer Price of the Initial Barrick Offer as at October 28, 2005, the last trading day prior to the announcement of the Initial Barrick Offer represented a 20.0% premium to such unaffected price.

  •
  The Revised Offer Premium is more consistent with premia paid in recent global and Canadian gold industry transactions. As described in the Directors' Circular, precedent take-over premia for global gold industry transactions in recent years have averaged 39% and in Canadian gold industry transactions have averaged 32%.(1)

  •
  Between the announcement of the Initial Barrick Offer and the negotiation of the terms of the Revised Barrick Offer, Placer Dome issued three press releases updating information relating to mineral resources and developments at Placer Dome's Bald Mountain mine and at its Sedibelo project and to drilling activity at its Campbell mine property. See "Recent Developments". Subsequent to the release of the Directors' Circular, Mr. Robert Franklin, the Chairman of the Corporation and Mr. Peter Tomsett, the Chief Executive Officer of the Corporation, met with investors in several cities in Canada and the United States and Mr. Tomsett met with investors in London, England to discuss Placer Dome's response to the Initial Barrick Offer and to highlight the Board's beliefs that the Initial Barrick Offer failed to provide full value for the Corporation's assets and Common Shares and in respect of certain risks relating to Barrick and the value of Barrick Shares. The market had the benefit of this additional information in respect of certain of Placer Dome's assets and the Board's beliefs concerning the Initial Barrick Offer and risks relating to the value of Barrick Shares. Subsequent to the release of the Directors' Circular and additional information regarding Placer Dome's assets through press releases and investor meetings, the market price of Common Shares increased relative to the market price of Barrick Shares. During this period, the Common Shares traded at an average daily closing price on the NYSE of $22.28. The Board believes that the Revised Barrick Offer recognizes the value discrepancy between the trading price of Common Shares during this period and the consideration offered under the Initial Barrick Offer.

(1)
Source: Thomson Financial and other publicly available information for transactions greater than $1.0 billion from January 1, 2000 to January 3, 2006.

2.     The Revised Barrick Offer is the best alternative available.

  •
  Since October 31, 2005, the date that Barrick announced its intention to make the Initial Barrick Offer, the Board, and since November 2, 2005, the date of its formation, the Special Committee, together with Placer Dome's management, Financial Advisors and legal advisors, have worked actively in pursuit of a broad range of potential strategic alternatives in an attempt to enhance Shareholder value and to fully explore all available alternatives to the Initial Barrick Offer. The Board believes that Barrick's agreement to make the Revised Barrick Offer resulted, in part, from Placer Dome's active process to generate a value-enhancing alternative to the Initial Barrick Offer.

  •
  Placer Dome was solicited by and initiated contact with a number of third parties who expressed an interest in considering alternative transactions. A number of these parties, subject to confidentiality and standstill agreements, were provided with access to an electronic data room containing certain non-public financial and operating information of Placer Dome and engaged in active discussions with Placer Dome about a range of potential value enhancing transactions (see "Background to the Revised Barrick Offer and Response of Placer Dome"). The Board and the Special Committee considered the outcome of this process and the likelihood of any stand-alone alternative generating short to medium-term value comparable to the Revised Barrick Offer, the likelihood of Shareholders preferring such stand-alone alternative to the Revised Barrick Offer and the likelihood of any proposals from other parties being completed in a timely manner and on financial terms providing value to Shareholders exceeding the value of the Revised Barrick Offer. The Board and the Special Committee concluded that the Revised Barrick Offer represented the best alternative currently available to Placer Dome and Shareholders. In addition, the Board and the Special Committee believed that the Revised Barrick Offer was the best offer that Barrick would be willing to make and that Barrick would be unlikely to be willing to make an offer with a higher value or with less conditionality in the future.

3.     Placer Dome had an opportunity to review the concerns of the Board relating to Barrick identified in the Directors' Circular prior to execution of the Support Agreement.

  •
  Prior to the execution of the Support Agreement, as part of its due diligence process, representatives of Placer Dome management and, in respect of certain matters, representatives of the Financial Advisors and Placer Dome's legal advisors held discussions with Barrick management and Barrick's financial and legal advisors concerning various due diligence matters including, among other things, Barrick's approach to hedging, the status of Barrick's Pascua-Lama development project and Barrick's approach to the integration of Placer Dome's and Barrick's respective businesses and operations, including Barrick's assessment of the synergies it expects to realize in connection with that integration. In addition, Mr. Tomsett met with Mr. Gregory Wilkins, Barrick's President and Chief Executive Officer and discussed Barrick's mine plans and financial information. As a result, Placer Dome gained a better understanding of Barrick's perspective on these issues, certain of which were expressed as concerns relating to the Barrick Shares in the Directors' Circular.

4.     Ability to respond to superior proposals.

  •
  Under the Support Agreement, the Board remains able to respond, in accordance with its fiduciary duties, to unsolicited bona fide written acquisition proposals that are more favourable from a financial point of view than the Revised Barrick Offer and the Board may withdraw its recommendation of the Revised Barrick Offer in certain circumstances, subject to the payment, in certain circumstances, of a $259.7 million termination fee (representing approximately 2.5% of the aggregate value of the Implied Offer Price of the Revised Barrick Offer as at December 21, 2005). The Board believes that the amount of the termination fee and the circumstances in which it is payable are reasonable in light of the benefits of the Revised Barrick Offer and the process conducted by Placer Dome with respect to potential value enhancing transactions. See "Agreements Relating to the Revised Barrick Offer — Support Agreement — Covenants Regarding Non-Solicitation and — Termination Fee".

5.     Placer Dome's Financial Advisors have each provided a written opinion that, as of the date of such opinions, the consideration to be received by Shareholders under the Revised Barrick Offer was fair, from a financial point of view, to Shareholders

  •
  The Board and the Special Committee have received written opinions, dated December 22, 2005, from each of the financial advisors, CIBC World Markets, Goldman Sachs and Morgan Stanley, to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions, the consideration to be received by Shareholders under the Revised Barrick Offer was fair, from a financial point of view, to Shareholders. Copies of the opinions of CIBC World Markets, Goldman Sachs and Morgan Stanley are attached to this Notice of Change as Schedules B, C and D, respectively.

  •
  The Board recommends that you read each of the opinions carefully and in its entirety for a description of the matters considered and limitations on the review undertaken. The descriptions and the opinions do not constitute a recommendation to Shareholders as to whether to tender Common Shares pursuant to the Revised Barrick Offer or elect to receive Barrick Shares or cash.

6.     The Revised Barrick Offer is less conditional

  •
  The number of conditions has been reduced from 14 in the Initial Barrick Offer to 11 in the Revised Barrick Offer. Furthermore, some of the remaining conditions have been modified, to the extent possible, to eliminate or reduce discretionary elements and to include objective criteria, including, for example, Barrick's ability to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Revised Barrick Offer (including the satisfaction of the conditions to the Revised Barrick Offer) having been modified to require Barrick to use its "reasonable discretion".

7.     Shareholders will own approximately 37% of the Barrick Shares assuming all Common Shares are acquired pursuant to the Revised Barrick Offer. In addition, three of Placer Dome's current directors will be appointed to Barrick's board of directors

  •
  Assuming all Common Shares are acquired pursuant to the Revised Barrick Offer, Shareholders will own approximately 37% of the Barrick Shares.

  •
  Under the terms of the Support Agreement, Barrick has agreed to use all reasonable efforts to cause its board of directors to take such actions as may be required in order that three current directors of Placer Dome be appointed to the board of directors of Barrick. See "Agreements Relating to the Revised Barrick Offer — Support Agreement — Board Representation".

Conclusion and Recommendation

        The Board unanimously recommends that Shareholders ACCEPT the Revised Barrick Offer and TENDER their Common Shares to the Revised Barrick Offer.

        The foregoing summary of the information and factors considered by the Board is not intended to be exhaustive of the factors considered by the Board in reaching its conclusion and making its recommendation, but includes the material information, factors and analysis considered by the Board in reaching its conclusion and recommendation. The members of the Board evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Placer Dome, and based upon the advice of the Board's Financial Advisors, legal advisors and the recommendation of the Special Committee. In view of the numerous factors considered in connection with their evaluation of the Revised Barrick Offer, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Board may have given different weight to different factors. The conclusion and unanimous recommendation of the Board was made after considering all of the information and factors involved.

RECENT DEVELOPMENTS

        Since November 23, 2005, the date of the Directors' Circular, Placer Dome has made the announcements summarized below relating to its mining operations. You are urged to read the full text of each of the relevant press releases as they include important information relating to, among other things, applicable risk factors, assumptions and other important cautionary information. Copies of each of these announcements have been filed: (a) with the Canadian securities regulatory authorities and are available at www.sedar.com; and (b) with the SEC and are available at www.sec.gov.

        November 29, 2005 — Placer Dome announced new mineral reserve and mineral resource estimates at its Bald Mountain mine.

        December 8, 2005 — Placer Dome announced that it had increased the inferred mineral resource estimate at its 50%-owned Sedibelo project in South Africa. Placer Dome indicated that exploration drilling is on-going and the deposit remained open down dip and along strike. Sedibelo is located on the western limb of the Bushveld Igneous Complex, the largest known layered mafic intrusion in the world and host to approximately 80% of the world's platinum group element mineral resources.

        December 19, 2005 — Placer Dome announced results of exploration drilling at its Campbell mine property.

BACKGROUND TO THE REVISED BARRICK OFFER AND RESPONSE OF PLACER DOME

        On October 31, 2005, Barrick disseminated a press release announcing an intention to make the Initial Barrick Offer. On November 10, 2005, Barrick filed the Initial Barrick Offer with the SEC and with the Canadian provincial securities regulatory authorities.

        On November 22, 2005, based in part on a unanimous recommendation of the Special Committee, the Board unanimously resolved to recommend to Shareholders that they reject the Initial Barrick Offer and not tender their Common Shares to it. A summary of the principal reasons for such recommendation of the Board was set forth under the heading "Analysis and Reasons for the Board's Conclusion and Recommendation" in the Directors' Circular. Shareholders are referred to the Directors' Circular for a more comprehensive discussion of the response of Placer Dome to the Initial Barrick Offer.

        Subsequent to the mailing of the Directors' Circular, Mr. Robert Franklin, the Chairman of the Corporation and Mr. Peter Tomsett, the Chief Executive Officer of the Corporation, met with investors in several cities in Canada and the United States and Mr. Tomsett met with investors in London, England to discuss the Corporation's response to the Initial Barrick Offer and to highlight the Board's beliefs that the Initial Barrick Offer failed to provide full value for the Corporation's assets and Common Shares and in respect of certain risks relating to Barrick and the value of Barrick Shares. Mr. Tomsett also made television appearances in Canada and the United States for the same purpose. During the period of these meetings and in the following weeks, the market price of Common Shares increased relative to the market price of Barrick Shares resulting in a premium of 9.2% to the Initial Barrick Offer based on the closing price of the Common Shares on the NYSE on December 16, 2005.

        The Board and the Special Committee, together with Placer Dome's management, the Financial Advisors and Placer Dome's legal advisors, Osler and Simpson Thacher, also continued their work on evaluating a range of strategic alternatives that could enhance shareholder value. In that regard, in excess of 20 mining companies were contacted either directly by Placer Dome and the Financial Advisors or by other third parties with the consent of Placer Dome about their potential interest in Placer Dome or certain of its assets. Ten of these companies entered into confidentiality and standstill agreements with Placer Dome which entitled them to access the electronic data room established for the purpose of providing confidential information to third parties. Three of these parties ultimately conducted due diligence on site at one or more of Placer Dome's mine sites. In connection with this process, Placer Dome engaged in extended discussions with several parties in an effort to develop a financially superior proposal to the Initial Barrick Offer. Placer Dome also continued its analysis of the value potentially represented by various stand-alone alternatives ranging from the status quo to various changes in the Corporation's asset mix.

        On November 28, 2005, Davies Ward Philips & Vineberg LLP ("Davies"), Canadian counsel to Barrick, sent a letter to Osler, requesting access for Barrick to Placer Dome's confidential information. At the direction of the Special Committee, Osler advised Davies that, based on various considerations, it would be premature for Placer Dome to consider granting access to its confidential information to Barrick.

        On December 2, 2005, Davies filed an application on behalf of Barrick with the British Columbia Securities Commission requesting a hearing and the granting of a cease trade order and denial of prospectus exemptions in relation to Placer Dome's Shareholder Rights Plan (the "Rights Plan"). On December 5, 2005, Osler filed an application on behalf of Placer Dome with the Ontario Securities Commission, jurisdiction over which was subsequently assumed by the British Columbia Securities Commission, seeking relief relating to certain disclosure (or the absence thereof) in the Initial Barrick Offer.

        On December 6, 2005, the Special Committee and Board both met and reviewed, among other things, the progress of discussions with third parties regarding a possible superior competing offer or alternative transaction. As well, the Special Committee and Board reviewed information from management and the Financial Advisors in respect of various stand-alone alternatives.

        On December 9, 2005, following discussions between Osler and Davies, Placer Dome and Barrick entered into an agreement which provided for, among other things, Barrick's withdrawal of its application to the British Columbia Securities Commission relating to the Rights Plan and an agreement on the part of Placer Dome to provide for a waiver of the Rights Plan in respect of the Initial Barrick Offer (or an improved Barrick Offer) provided that the offer expired no earlier than January 16, 2006. In addition, Barrick agreed that for a certain period of time it would not commence any securities regulatory or court application, complaint or proceeding in respect of the Rights Plan or anything relating to Placer Dome's response to the Initial Barrick Offer known by Barrick on December 9, 2005. Placer Dome agreed that for a certain period of time it would not commence any securities regulatory or court application, complaint or proceeding in respect of the terms or disclosure in the Initial Barrick Offer (or any improved offer) in respect of anything known by Placer Dome on December 9, 2005.

        On December 10, 2005, the Special Committee met and was updated on the status of discussions with three third parties (other than Barrick) regarding a possible superior competing offer or alternative transaction.

        On December 19, 2005, at the request of Barrick, Mr. Franklin, Mr. Tomsett and Mr. Geoff Handley, the Executive Vice-President, Strategic Development, on behalf of Placer Dome, and Mr. Wilkins and Mr. Alex Davidson, the Executive Vice President, Exploration and Corporate Development, on behalf of Barrick, met during which Barrick outlined its belief and the reasons for its belief that a combination of Placer Dome and Barrick was the best alternative for Placer Dome to pursue.

        On December 20, 2005, the Special Committee met and was updated concerning the status of discussions with third parties (other than Barrick) and in respect of the meeting on December 19, 2005 referred to above with representatives of Barrick. Following the meeting of the Special Committee, the Board met and was updated concerning these developments. The Board adjourned its meeting to be reconvened on December 21, 2005.

        On December 20, 2005, there were discussions between representatives of the financial advisors to Barrick and representatives of the Financial Advisors regarding the basis on which Barrick would be permitted to participate in the process of Placer Dome's review of its strategic alternatives. During those discussions, Barrick's financial advisors were advised that, in order to participate in such process, it would be necessary for it to increase the financial terms of the Initial Barrick Offer. During the evening of December 20, 2005, there was a meeting between Mr. Franklin and Mr. Tomsett on behalf of Placer Dome and Mr. Wilkins and Mr. William Birchall, the Vice-Chairman of Barrick, on behalf of Barrick, during which Mr. Wilkins suggested a willingness to increase the consideration under the Initial Barrick Offer in an effort to ensure Barrick would be entitled to participate fully in Placer Dome's process.

        The Special Committee met again on December 21, 2005, and was updated concerning the status of discussions between Placer Dome and Barrick and the status of discussions involving other third parties. The Board was updated on these developments at its reconvened meeting on December 21, 2005. This update included a report from the Financial Advisors which suggested a potential willingness on the part of Barrick to increase the financial terms to terms consistent with those reflected in the Revised Barrick Offer. The Board determined that it would be appropriate to seek to reach an agreement with Barrick on such financial terms, subject to undertaking a limited due diligence review in respect of certain matters and to reaching agreement on the terms of the Support Agreement. Immediately prior to the aforementioned Special Committee and reconvened Board meetings, Davies sent a form of Support Agreement to Osler.

        During the evening of December 21, 2005, there were negotiations between Mr. Franklin and Mr. Tomsett, on behalf of Placer Dome, and Mr. Wilkins and Mr. Birchall on behalf of Barrick, concerning various matters contained in the draft Support Agreement including an agreement on the part of Barrick to increase the number of Placer Dome directors to be appointed to the Barrick Board from two to three. Also on December 21, 2005, Mr. Wilkins together with representatives of Barrick's financial advisors met with representatives of the Financial Advisors to outline Barrick's perspective on the merits of a potential business combination of Barrick and Placer Dome. As well, during the evening of December 21, 2005, representatives of Placer Dome management and, in respect of certain matters, representatives of the Financial Advisors and legal advisors and Barrick management and Barrick's financial advisors and, in respect of certain matters, legal advisors, held discussions concerning various due diligence matters which included Barrick's approach to hedging, the status of Barrick's Pascua-Lama development project, environmental and safety and legal matters, Barrick's approach to the integration of Placer Dome's and Barrick's respective businesses and operations as well as a discussion between Mr. Tomsett and Mr. Wilkins concerning Barrick's mine plans and financial information. As a result, Placer Dome gained a better understanding of Barrick's perspective on these issues, certain of which were expressed as concerns relating to the Barrick Shares in the Directors' Circular. Osler and Davies negotiated the terms of the Support Agreement through the evening of December 21, 2005 into the morning hours of December 22, 2005.

        On the morning of December 22, 2005, the Special Committee met and discussed the alternatives available to the Corporation, including the Revised Barrick Offer, those involving third parties and stand-alone alternatives. In connection with that discussion, the Financial Advisors presented their respective oral opinions that, as of such date and based upon and subject to the assumptions, qualifications and limitations stated in their written opinions, the consideration to be received by Shareholders under the Revised Barrick Offer was fair from a financial point of view to Shareholders. After discussion, the Special Committee then unanimously resolved to recommend to the Board that it recommend to Shareholders that they accept the Revised Barrick Offer and that Shareholders tender their Common Shares to the Revised Barrick Offer. A Board meeting followed the Special Committee meeting. The Board also discussed the alternatives available to the Corporation and was briefed on the terms of the Support Agreement and received a report from the Special Committee. The Financial Advisors presented their respective oral opinions that, as of such date and based upon and subject to the assumptions, qualifications and limitations stated in their written opinions, the consideration to be received by Shareholders under the Revised Barrick Offer was fair from a financial point of view to Shareholders. After discussion, the Board then unanimously resolved that the Revised Barrick Offer is fair to Shareholders and in the best interests of Placer Dome and Shareholders and approved the entering into of the Support Agreement and the making of a recommendation to Shareholders that they accept the Revised Barrick Offer. The Support Agreement was entered into on the morning of December 22, 2005.

        Subsequently, the Special Committee and the Board of Directors received the written fairness opinions from the Financial Advisors confirming their oral opinions that, as of the date of such opinions and based upon and subject to the assumptions, limitations and qualifications stated therein, the consideration to be received by Shareholders under the Revised Barrick Offer was fair from a financial point of view to the Shareholders. A copy of each opinion is attached to this Notice of Change as Schedules B, C and D, respectively.

        The Board met on December 30, 2005 to review a draft of this Notice of Change and to approve certain of the terms related to the winding-up of the Corporation's Unit Performance Plan for executives. The Board met again on January 3, 2006 at which it approved this Notice of Change (with Mr. Alan McFarland abstaining on the resolution in this regard) and its mailing to Shareholders.

AGREEMENTS RELATING TO THE REVISED BARRICK OFFER

Support Agreement

        On December 22, 2005, Placer Dome and Barrick entered into the Support Agreement, which sets forth, among other things, the terms and conditions upon which the Revised Barrick Offer is to be made by Barrick. The following is a summary of the principal terms of the Support Agreement. This summary is qualified in its entirety by the full text of the Support Agreement filed by Placer Dome: (a) with the Canadian securities regulatory authorities and available at www.sedar.com; and (b) with the SEC as an exhibit to an amendment to Placer Dome's Solicitation/Recommendation Statement on Schedule 14D-9 filed on December 28, 2005 and available at www.sec.gov. All capitalized terms used in this summary and not otherwise defined in this Notice of Change have the meanings ascribed to them in the Support Agreement.

The Revised Barrick Offer

        Barrick agreed to amend the Initial Barrick Offer by, among other things, increasing the consideration payable thereunder to, at the election of the Shareholder, $22.50 in cash or 0.8269 of a Barrick Share plus $0.05 in cash per Common Share, subject in each case to pro ration, and extending the expiry time to midnight, Toronto time, on January 19, 2006 (as the same may be extended by Barrick).

        Barrick agreed to make the Revised Barrick Offer on the terms and subject to the conditions set forth in the Support Agreement, including the condition (the "Minimum Tender Condition") that at least 66 2/3% of the outstanding Common Shares, calculated on a fully-diluted basis, are validly deposited under the Revised Barrick Offer and not withdrawn at the Expiry Time and to mail the Revised Barrick Offer by 11:59 p.m. (Toronto time) on January 5, 2006. Barrick may, in its sole discretion, modify or waive any term or condition of the Revised Barrick Offer; provided, however, that Barrick may not, without the prior consent of Placer Dome, increase or decrease the Minimum Tender Condition, impose additional conditions to the Revised Barrick Offer, decrease the consideration per Common Share, decrease the maximum cash consideration or maximum share consideration, decrease the number of Common Shares in respect of which the Revised Barrick Offer is made, change the form of consideration payable under the Revised Barrick Offer (other than to increase the total consideration per Common Share and/or add additional consideration) or otherwise vary the Revised Barrick Offer or any terms or conditions thereof (which subject to "Waiver of Minimum Tender Condition" below, does not include a waiver of a condition) in a manner which is adverse to the Shareholders. In addition, Barrick agreed to amend Section 13(e) of the Initial Barrick Offer to replace the phrase "in its sole discretion" with the phrase "in its reasonable discretion".

Waiver of Minimum Tender Condition

        The Support Agreement provides that Barrick may waive the Minimum Tender Condition only if: (a) there shall have been validly deposited pursuant to the Revised Barrick Offer and not withdrawn at the Expiry Time that number of Common Shares which constitutes at least 60% of the Common Shares outstanding calculated on a fully diluted basis, or (b) Barrick obtains such relief from the SEC as may be necessary to allow Barrick to take up Common Shares on more than one date and there shall have been validly deposited pursuant to the Revised Barrick Offer and not withdrawn at an expiry date of the Revised Barrick Offer that number of Common Shares which constitutes at least 50% of the Common Shares outstanding calculated on a fully diluted basis. In the circumstances described in clause (b), subject to Applicable Securities Laws, Barrick agreed to use its commercially reasonable efforts to extend the time for deposits to the Revised Barrick Offer after any such take-up to permit Shareholders holding, in the aggregate, 66 2/3% of the Common Shares outstanding calculated on a fully diluted basis to accept the Revised Barrick Offer.

Support for the Revised Barrick Offer

        Under the Support Agreement Placer Dome represented to Barrick that its Board of Directors, upon consultation with its financial and legal advisors, and on receipt of a recommendation of the Special Committee, has determined that the Revised Barrick Offer is fair to all Shareholders (other than Barrick) and that the Revised Barrick Offer is in the best interests of Placer Dome and the Shareholders, and accordingly, unanimously approved the entering into of the Support Agreement and the making of a recommendation that

Shareholders (other than Barrick) accept the Revised Barrick Offer. Placer Dome has also agreed to take all reasonable actions to support the Revised Barrick Offer and ensure the success of the Revised Barrick Offer in accordance with the terms of the Support Agreement.

Representations and Warranties

        The Support Agreement contains a number of customary representations and warranties of Placer Dome and Barrick relating to, among other things: corporate status; capitalization; and the corporate authorization and enforceability of, and board approval of, the Support Agreement and the Revised Barrick Offer. The representations and warranties also address various matters relating to the business, operations and properties of each of the parties and their respective subsidiaries, including: (a) public filings; (b) financial statements; (c) books and records; (d) absence of certain changes or events; (e) litigation; (f) employment matters; and (g) mineral reserves and resources. In addition, the Support Agreement contains a representation and warranty that Placer Dome has not undertaken a reorganization which would have the effect of preventing Barrick from obtaining a full tax cost "bump" pursuant to paragraph 88(1)(d) of the Income Tax Act (Canada) on certain property owned by Placer Dome. The Support Agreement also contains Barrick's representation and warranty that it has made adequate arrangements to ensure that the required funds are available to effect payment in full of the cash consideration for all of the Common Shares acquired pursuant to the Revised Barrick Offer.

Conduct of the Business of Placer Dome

        In the Support Agreement, Placer Dome agreed that, prior to the earlier of the Effective Time and the termination of the Support Agreement, Placer Dome will, and will cause each of the Placer Dome Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and to use reasonable best efforts to preserve intact its present business organization and goodwill and to preserve intact its respective real property interests, mining leases, mining concessions, mining claims, exploration permits or prospecting permits or other property, mineral or proprietary interests or rights in good standing, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with it and not to undertake certain types of restricted activities except: (a) with Barrick's prior written consent (not to be unreasonably withheld or delayed); (b) as otherwise expressly contemplated or permitted by the Support Agreement; or (c) as disclosed in writing to Barrick prior to the execution and delivery of the Support Agreement. Placer Dome also agreed not to enter into any transaction or perform any act which might interfere with or be materially inconsistent with the successful completion of the Revised Barrick Offer or the successful completion of a Compulsory Acquisition or Subsequent Acquisition Transaction or which would render, or which reasonably may be expected to render, inaccurate any of Placer Dome's representations and warranties in the Support Agreement.

        In addition, Placer Dome agreed not to undertake any reorganization of Placer Dome and its Subsidiaries or enter into any transaction or series of transactions that would have the effect of preventing Barrick from obtaining a full tax cost "bump" pursuant to paragraph 88(1)(d) of the Income Tax Act (Canada) in respect of the shares of the Placer Dome Subsidiaries, including Placer Dome (CLA) Limited, and other non-depreciable capital property directly owned by Placer Dome on October 30, 2005.

        Placer Dome also agreed to promptly notify Barrick orally and in writing of (a) any material adverse change (within the meaning of the Securities Act (Ontario)), on a consolidated basis, in the operation of its businesses or in the operation of its properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (b) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (i) cause any of the representations or warranties of Placer Dome contained in the Support Agreement to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (ii) result in the failure in any material respect of Placer Dome to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Effective Time.

Conduct of the Business of Barrick

        In the Support Agreement, Barrick agreed that, prior to the earlier of the Effective Time and the termination of the Support Agreement, Barrick will, and will cause each of the Barrick Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and to use reasonable best efforts to preserve intact its present business organization and goodwill and to preserve intact its respective real property interests, mining leases, mining concessions, mining claims, exploration permits or prospecting permits or other property, mineral or proprietary interests or rights in good standing, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with it and not to undertake certain types of restricted activities except (a) with Placer Dome's prior written consent (not to be unreasonably withheld or delayed); and (b) as otherwise expressly contemplated or permitted by the Support Agreement. Barrick also agreed not to enter into any transaction or perform any act which might interfere with or be materially inconsistent with the successful completion of the Revised Barrick Offer or the successful completion of a Compulsory Acquisition or Subsequent Acquisition Transaction or which would render, or which reasonably may be expected to render, inaccurate any of Barrick's representations and warranties in the Support Agreement.

        Barrick also agreed to promptly notify Placer Dome orally and in writing of (a) any material adverse change (within the meaning of the Securities Act (Ontario)), on a consolidated basis, in the operation of its businesses or in the operation of its properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (b) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (i) cause any of the representations or warranties of Barrick contained in the Support Agreement to be untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect; or (ii) result in the failure in any material respect of Barrick to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Effective Time.

Other Covenants

        Each of Placer Dome and Barrick has agreed in the Support Agreement to a number of mutual covenants, including to cooperate in good faith and use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable: (a) to consummate and make effective as promptly as is practicable the transactions contemplated by the Revised Barrick Offer and the Support Agreement; (b) for the discharge by each of Placer Dome and Barrick of its respective obligations under the Support Agreement and the Revised Barrick Offer, including its obligations under Applicable Securities Laws; (c) to facilitate the completion by Barrick of the sale of certain assets and transfer of certain liabilities of Placer Dome to Goldcorp Inc. as described in the Barrick Circular; and (d) to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including filings under applicable Laws and submissions of information requested by Governmental Entities in connection with transactions contemplated by the Revised Barrick Offer and the Support Agreement, including the transaction involving Goldcorp Inc.

Covenants Regarding Non-Solicitation

        The Support Agreement contains certain "non-solicitation" provisions pursuant to which Placer Dome agreed that it will not, directly or indirectly, through any officer, director, employee, representative (including, for greater certainty, any financial or other advisors) or agent:

  •
  solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information, permitting any visit to any facilities or properties of Placer Dome or any Placer Dome Subsidiary or Placer Dome material joint venture (to the extent subject to Placer Dome's control), including material mineral properties, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding (a) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation or winding-up in respect of Placer Dome or any Placer Dome Subsidiary; (b) any sale or acquisition of all or a material portion of the assets of Placer Dome on a consolidated basis; (c) any sale or acquisition of all or a material portion of the Common Shares or the shares of any Placer Dome Subsidiary; (d) any sale by Placer Dome or any Placer Dome Subsidiary of an interest in any material joint venture or material mineral property of Placer Dome; (e) any similar business combination or transaction, of or involving Placer Dome or any of the Placer Dome Subsidiaries, other than with Barrick; or (f) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Barrick (an "Acquisition Proposal");

  •
  except in limited circumstances, engage in any discussions or negotiations regarding or, provide any confidential information with respect to, any Acquisition Proposal;

  •
  except as permitted by the Support Agreement, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Barrick, the approval or recommendation of the Board or any committee thereof of the Support Agreement or the Revised Barrick Offer;

  •
  approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

  •
  accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

        Placer Dome agreed to immediately cease and cause to be terminated, any existing solicitation, discussion or negotiation with any Person (other than Barrick) by Placer Dome or any Placer Dome Subsidiary or any of its or their officers, directors, employees, representatives or agents with respect to any potential Acquisition Proposal whether or not initiated by Placer Dome. In connection therewith, Placer Dome has further agreed not to release any third party from or waive any confidentiality or standstill agreement (except to allow such party to propose an Acquisition Proposal) and, except as specifically required by the provisions of the Rights Plan, not waive the application of the Rights Plan in favour of any third party. In this regard, Placer Dome agreed that within 15 business days from the date of the Support Agreement, it would request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with Placer Dome relating to any potential Acquisition Proposal and to use all reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements. However, the Board may consider and accept a Superior Proposal (as defined below) by a third party made in compliance with the provisions of the Support Agreement (as summarized below).

        The Support Agreement provides that, notwithstanding the foregoing restrictions, the Board is permitted to:

  •
  withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Barrick the approval or recommendation of the Revised Barrick Offer; or

  •
  engage in discussions or negotiations with respond to or provide information (subject to the execution of a confidentiality agreement) to, any Person in response to an Acquisition Proposal by any such person, if and only to the extent that:

  (a)
  Placer Dome has received from such person an Acquisition Proposal that constitutes a Superior Proposal;

  (b)
  in the case of a withdrawal, modification or adverse qualification of its recommendation of the Revised Barrick Offer (or a proposal to do so), Placer Dome shall have complied with all other requirements of the Support Agreement relating to the acceptance, approval or recommendation of an Acquisition Proposal (as described below); and

  (c)
  the Board, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties.

        The Support Agreement defines a "Superior Proposal" as an unsolicited bona fide written Acquisition Proposal after the date of the Support Agreement:

  •
  to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination or similar transaction, all of the Common

    Shares, or all or substantially all of the assets of Placer Dome and the Placer Dome Subsidiaries, and offering or making available to all Shareholders the same consideration in form and amount per Common Share to be purchased or otherwise acquired;

  •
  in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), will be obtained;

  •
  that is not subject to any due diligence and/or access condition which would allow access to the books, records, personnel or properties of Placer Dome, the Placer Dome Subsidiaries or the Placer Dome material joint ventures beyond 5:00 p.m. (Toronto time) on the third day after which access is first afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such third party to continue to review information provided to it by Placer Dome during such three day period); and

  •
  that the Board has determined in good faith (after consultation with its financial advisors and with its outside legal counsel) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal and such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable financially to the Shareholders than the Revised Barrick Offer (including any adjustment to the terms and conditions of the Revised Barrick Offer proposed by Barrick pursuant to the Support Agreement, and taking into account the long-term value and synergies anticipated to be realized as a result of the combination of Barrick and Placer Dome).

        Placer Dome is not permitted to accept, approve or recommend, nor enter into any agreement (other than a confidentiality agreement) relating to, an Acquisition Proposal unless:

  •
  the Acquisition Proposal constitutes a Superior Proposal;

  •
  Placer Dome has complied with the non-solicitation restrictions in the Support Agreement;

  •
  Placer Dome has provided Barrick with notice in writing of the Superior Proposal together with all documentation related to and detailing the Superior Proposal (including a copy of the confidentiality agreement between Placer Dome and the Person making the Superior Proposal if not previously delivered) at least five business days prior to the date on which the Board proposes to accept, approve, recommend or enter into any agreement relating to such Superior Proposal;

  •
  five business days have elapsed from the later of: (a) the date Barrick received the notice described in the preceding bullet point; and (b) the date Barrick received a copy of the notice in respect of Placer Dome's receipt of the Acquisition Proposal and, if Barrick has proposed to amend the terms of the Revised Barrick Offer in accordance with the "right to match" provision contained in the Support Agreement and summarized below, the Board (after receiving advice from its financial advisors and outside legal counsel) has determined in good faith that the Acquisition Proposal is a Superior Proposal compared to such proposed amendment to the terms of the Revised Barrick Offer by Barrick (see "Right to Match" below);

  •
  Placer Dome concurrently terminates the Support Agreement in accordance with its terms; and

  •
  Placer Dome has previously, or concurrently will have, paid to Barrick the termination fee as described below under "Termination Fee".

        Nothing in the Support Agreement prevents the Board of Directors from responding through a directors' circular or otherwise as required by Applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal.

Right to Match

        From and after the date of the Support Agreement, Placer Dome agreed to promptly (and in any event within 24 hours after it has received any proposal, inquiry, offer or request) notify Barrick, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting a bona fide Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Placer Dome or any Placer Dome Subsidiary or Placer Dome material joint venture or material mineral property of which Placer Dome's directors, officers, employees, representatives or agents are or become aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. Placer Dome had also agreed to provide such other details of the proposal, inquiry, offer or request, or any amendment to the foregoing, as Barrick may reasonably request.

        In addition, under the Support Agreement Placer Dome agreed to keep Barrick promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request, or any amendment to the foregoing, and to respond promptly to all inquiries by Barrick with respect thereto.

        Pursuant to the Support Agreement, Placer Dome agreed that, during the five-business-day period after the receipt of certain notices related to an Acquisition Proposal, as referred to above under the heading "Covenants Regarding Non-Solicitation," or such longer period as Placer Dome may approve for such purpose, Barrick shall have the opportunity, but not the obligation, to propose to amend the terms of the Revised Barrick Offer. The Board will review any proposal by Barrick to amend the terms of the Revised Barrick Offer in order to determine, in good faith in the exercise of its fiduciary duties and consistent with the terms of the Support Agreement outlined under "Covenants Regarding Non-Solicitation" above, whether Barrick's proposal to amend the Revised Barrick Offer would result in the applicable Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Revised Barrick Offer.

        Under the Support Agreement, the Board is required to reaffirm its recommendation of the Revised Barrick Offer by press release after:

  •
  any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or

  •
  the Board determines that a proposed amendment to the terms of the Revised Barrick Offer made in response to an Acquisition Proposal would result in such Acquisition Proposal not being a Superior Proposal and Barrick has so amended the terms of the Revised Barrick Offer.

Rights Plan

        Placer Dome agreed under the Support Agreement to continue to defer separation of the SRP Rights with respect to the Revised Barrick Offer until no earlier than immediately after the Expiry Time. In addition, Placer Dome agreed that, with effect at 7:30 pm (Toronto time) on the first scheduled expiry date of the Revised Barrick Offer upon which Barrick elects to take up Common Shares deposited under the Revised Barrick Offer, it will irrevocably waive or suspend the operation of or otherwise render the Rights Plan inoperative against the Revised Barrick Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction.

        Placer Dome also agreed that, subject to the foregoing, unless required by the terms of the Rights Plan with respect to a competing take-over bid or a final and non-appealable order of a court having jurisdiction or an order of the British Columbia Securities Commission, Placer Dome shall not redeem the SRP Rights or otherwise waive, amend, suspend the operation of or terminate the Rights Plan without the prior written consent of Barrick.

Outstanding Options

        Pursuant to the Support Agreement, subject to the receipt of all necessary regulatory approvals, Placer Dome will make such amendments to the Placer Dome Stock Option Plans and take all such other steps as may be necessary or desirable to allow all persons holding Placer Dome Options who may do so under applicable Laws to exercise their Placer Dome Options: (a) on an accelerated vesting basis, conditional on Barrick taking up and paying for Common Shares under the Revised Barrick Offer; and (b) to effect a cashless exercise of their Placer Dome Options for the purpose of tendering to the Revised Barrick Offer all Common Shares issued in connection with such cashless exercise, and, if desired, to elect the Rollover Option in respect of such Common Shares so tendered, conditional upon Barrick taking up and paying for Common Shares under the Revised Barrick Offer, all on terms and in a manner acceptable to Barrick.

        In addition, with respect to the Placer Dome Options not exercised at or before the Expiry Time, Placer Dome and Barrick agreed to cooperate to ensure that all such outstanding Placer Dome Options become options to acquire Barrick Shares (on a tax-deferred basis for purposes of the Income Tax Act (Canada)) whereby each such Placer Dome Option shall become an option to acquire 0.8287 of a Barrick Share, rounded down to the nearest whole number, at an exercise price per Barrick Share equal to the exercise price per Common Share of that Placer Dome Option immediately prior to the time the Placer Dome Option became an option to acquire Barrick Shares divided by 0.8287, rounded up to the nearest whole cent.

Board Representation

        Provided that at least a majority of the then outstanding Common Shares on a fully diluted basis are purchased by Barrick and from time to time thereafter, Barrick will be entitled to designate such number of members of the Board, and any committee thereof, as is proportionate to the percentage of the outstanding Common Shares owned from time to time by Barrick, and Placer Dome will co-operate with Barrick, subject to all applicable Laws, to enable Barrick's designees to be elected or appointed including, at the request of Barrick, using its reasonable best efforts to increase the size of the Board and to secure the resignations of such directors as Placer Dome may determine, in reasonable consultation with Barrick.

        Barrick has agreed to use all reasonable efforts to cause its board of directors to pass such resolutions and take such other actions as may be required in order that three new directors, who will be directors of Placer Dome at the time they are to be nominated or appointed and will be reasonably acceptable to Barrick, will be appointed to the board of directors of Barrick as soon as practicable and in any event within 30 days after designees of Barrick represent a majority of the Board.

Subsequent Acquisition Transaction

        The Support Agreement provides that if, within 120 days after the date of the Initial Barrick Offer, the Revised Barrick Offer has been accepted by holders of not less than 90% of the outstanding Common Shares as at the Expiry Time, Barrick may, to the extent possible, acquire (a "Compulsory Acquisition") the remainder of the Common Shares from those Shareholders who have not accepted the Revised Barrick Offer pursuant to Section 206 of the CBCA. If that statutory right of acquisition is not available or Barrick chooses not to avail itself of such statutory right of acquisition, Barrick agreed to use its commercially reasonable efforts to pursue other means of acquiring the remaining Common Shares not tendered to the Revised Barrick Offer. Placer Dome agreed that, in the event Barrick takes up and pays for Common Shares under the Revised Barrick Offer representing at least a simple majority of the outstanding Common Shares (calculated on a fully diluted basis as at the Expiry Time), it will assist Barrick in connection with any proposed amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Placer Dome and Barrick or a Barrick Subsidiary that Barrick may, in its sole discretion, undertake to pursue (a "Subsequent Acquisition Transaction") to acquire the remaining Common Shares, provided that the consideration per Common Share offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration per Common Share offered under the Revised Barrick Offer and further provided that, in calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Barrick Share shall be deemed to be at least equivalent in value to each Barrick Share offered under the Revised Barrick Offer.

Termination

        The Support Agreement may be terminated at any time prior to the Effective Time:

  •
  by mutual written consent of Placer Dome and Barrick;

  •
  by Barrick on or after the Latest Mailing Time, if any condition to amending the Revised Barrick Offer for Barrick's benefit is not satisfied or waived by such date other than as a result of Barrick's default under the Support Agreement;

  •
  by Barrick if the Minimum Tender Condition or any other condition of the Revised Barrick Offer is not satisfied or waived at the Expiry Time, as such Expiry Time may be extended by Barrick in its sole discretion pursuant to the Support Agreement, and Barrick has not elected to waive such condition to the extent permitted by the Support Agreement;

  •
  by Barrick or Placer Dome, if Barrick does not take up and pay for the Common Shares deposited under the Revised Barrick Offer by a date that is 60 days following the date of the mailing of the Notice of Variation and Extension (the "Outside Date"), otherwise than as a result of the material breach by such party of any material covenant or obligation under the Support Agreement or as a result of any representation or warranty made by such party in the Support Agreement being untrue or incorrect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) where such inaccuracies in the representations and warranties, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of such party; provided, however, that if Barrick's take up and payment for Common Shares deposited under the Revised Barrick Offer is delayed by (a) an injunction or order made by a Governmental Entity of competent jurisdiction, or (b) Barrick not having obtained any waiver, consent or approval of any Governmental Entity which is necessary to permit Barrick to take up and pay for Common Shares deposited under the Revised Barrick Offer, then, provided that such injunction or order is being contested or appealed or such waiver, consent or approval is being actively sought, as applicable, the Support Agreement shall not be terminated by Placer Dome until the earlier of (i) the 120th day after the Notice of Variation and Extension is mailed and (ii) the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

  •
  by either Placer Dome or Barrick, if the other party is in material default of a material covenant or obligation under the Support Agreement or if any representation or warranty made by the other party in the Support Agreement shall have been at the date of the Support Agreement or shall have become untrue or incorrect (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) where such inaccuracies in the representations and warranties, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of such other party, and such default or inaccuracy is not curable or, if curable, is not cured by the earlier of the date which is 30 days from the date of written notice of such breach and the Expiry Time;

  •
  by Barrick, if: (a) the Board or any committee thereof fails to publicly recommend or reaffirm its approval of the Revised Barrick Offer within two calendar days of any written request by Barrick (or, in the event that the Revised Barrick Offer shall be scheduled to expire within such two calendar day period, prior to the scheduled expiry of the Revised Barrick Offer), (b) the Board or any committee thereof withdraws, modifies, changes or qualifies its approval or recommendation of the Support Agreement or the Revised Barrick Offer in any manner adverse to Barrick; (c) the Board or any committee thereof recommends or approves or publicly proposes to recommend or approve a Superior Proposal; or (d) Placer Dome fails to take any action required to be taken by the Support Agreement with respect to the Rights Plan to defer the separation time of the SRP Rights or to allow the timely completion of the Revised Barrick Offer; and

  •
  by Placer Dome, if Placer Dome proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of the Support Agreement, provided that Placer Dome has previously or concurrently will have paid to Barrick the applicable Termination Fee and further provided that Placer Dome has not breached any of its covenants, agreements or obligations in the Support Agreement.

Termination Fee

        Barrick is entitled to a termination fee of $259.7 million, if:

  •
  the Support Agreement is terminated pursuant to the termination right described in sixth bullet point under "Termination" above, as a result of (a) the Board or any committee thereof failing to publicly recommend or reaffirm the Revised Barrick Offer within two calendar days (or, in the event that the Revised Barrick Offer shall be scheduled to expire within such two calendar day period, prior to the scheduled expiry of the Revised Barrick Offer) of any request from Barrick to do so; (b) the Board or any committee thereof withdrawing, modifying, changing or qualifying its approval or recommendation of the Support Agreement or the Revised Barrick Offer in a manner adverse to Barrick, other than a termination arising solely as a result of: (i) (X) certain material breaches of Barrick's representations or warranties contained in the Support Agreement; or (Y) the Board becoming aware of material misstatements or omissions in the Barrick Circular, or (Z) the occurrence of a change (or a prospective change) that has resulted or would reasonably be expected to result in a Material Adverse Effect with respect to Barrick (provided that the Board shall have determined in good faith (after receipt of advice from its legal and financial advisors) that the failure of Placer Dome to withdraw, modify, change or qualify its approval or recommendation of the Support Agreement or the Revised Barrick Offer would be inconsistent with its fiduciary duties); or (c) the Board or any committee thereof having approved or recommended or publicly proposed to approve or recommend any Superior Proposal; or (d) as a result of Placer Dome failing to defer the separation time of the SRP Rights;

  •
  the Support Agreement is terminated pursuant to its terms as a result of Placer Dome proposing to enter into a definitive agreement with respect to a Superior Proposal;

  •
  the Revised Barrick Offer is not completed in accordance with the conditions set out in the Revised Barrick Offer as a result of Placer Dome being in material default of any of its non-solicitation covenants or obligations contained in the Support Agreement; or

  •
  on or after the date of the Support Agreement and prior to the Expiry Time, an Acquisition Proposal is publicly announced or any person has publicly announced an intention to make such Acquisition Proposal, and such Acquisition Proposal either has been accepted or has not expired, been withdrawn or been publicly abandoned, and (a) the Revised Barrick Offer is not completed as a result of the Minimum Tender Condition not having been met, and (b) such Acquisition Proposal is completed on or prior to September 30, 2006;

provided, in each case, that Barrick is not in material default in the performance of its obligations under the Support Agreement.

Officers' and Directors' Insurance and Indemnification

        Under the Support Agreement, from and after the Effective Date, Barrick agreed that for the period from the Expiry Time until six years after the Expiry Time, either: (a) Barrick will cause Placer Dome or any successor to Placer Dome to maintain Placer Dome's current directors' and officers' insurance policy or a policy reasonably equivalent subject in either case to terms and conditions no less advantageous to the directors and officers of Placer Dome than those contained in the policy in effect on the date of the Support Agreement, for all present and former directors and officers of Placer Dome and the Placer Dome Subsidiaries, covering claims made prior to or within six years after the Expiry Time; or (b) Placer Dome or Barrick may purchase as an extension to Placer Dome's current insurance policies, pre-paid non-cancellable run-off directors' and officers' liability insurance providing such coverage for such persons on terms comparable to those contained in Placer Dome's current insurance policies.

        In addition, from and after the Effective Date, Barrick agreed to, and agreed to cause Placer Dome (or its successor) to, indemnify the current and former directors and officers of Placer Dome and the Placer Dome Subsidiaries to the fullest extent to which Barrick and Placer Dome are permitted to indemnify such officers and directors under their respective articles, by-laws, applicable Law and contracts of indemnity.

OPINIONS OF THE FINANCIAL ADVISORS

        Each of CIBC World Markets, Goldman Sachs and Morgan Stanley was initially retained to assess the Initial Barrick Offer and to provide advice to the Board and the Special Committee in connection with the Initial Barrick Offer. In connection with the Initial Barrick Offer, each of the Financial Advisors delivered a written opinion addressed to the Board and the Special Committee concluding that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, as of the date thereof, the consideration under the Initial Barrick Offer was inadequate, from a financial point of view, to the Shareholders. In connection with the Revised Barrick Offer, each of CIBC World Markets, Goldman Sachs and Morgan Stanley has delivered a written opinion addressed to the Board and the Special Committee concluding that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, as of the date thereof, the consideration to be received by Shareholders under the Revised Barrick Offer was fair, from a financial point of view, to the Shareholders.

        Copies of the written opinions relating to the Revised Barrick Offer of each of CIBC World Markets, Goldman Sachs and Morgan Stanley are attached to this Notice of Change as Schedules B, C and D, respectively. You are encouraged to read each of the opinions carefully and in its entirety for a description of the matters considered and limitations on the review undertaken. The opinions address only the fairness of the consideration to be received by Shareholders under the Revised Barrick Offer from a financial point of view. The descriptions and the opinions do not constitute a recommendation to any Shareholder as to whether to tender Common Shares pursuant to the Revised Barrick Offer or elect to receive Barrick Shares or cash.

INTENTIONS OF DIRECTORS AND SENIOR OFFICERS

        The Board has made reasonable enquiries of each director and senior officer of Placer Dome and their respective associates. The directors (other than Mr. Alan McFarland) and senior officers of Placer Dome, together with certain of their respective associates, have indicated their intention to accept the Revised Barrick Offer and tender their respective Common Shares to the Revised Barrick Offer.

ALTERNATIVES TO THE REVISED BARRICK OFFER

        Except as set forth under "Agreements Relating to the Revised Barrick Offer — Support Agreement", Placer Dome is not undertaking or engaged in any negotiations in response to the Revised Barrick Offer that relate to: (a) a tender offer or other acquisition of Placer Dome's securities by Placer Dome, any of its subsidiaries, or any other person; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving Placer Dome or any of its subsidiaries; (c) a purchase, sale or transfer of a material amount of assets of Placer Dome or any of its subsidiaries; or (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of Placer Dome.

        Except as set forth under "Agreements Relating to the Revised Barrick Offer — Support Agreement", there are no transactions, board resolutions, agreements in principle, or signed contracts in response to the Revised Barrick Offer that relate to one or more of the matters referred to in the preceding paragraph.

INFORMATION FOR HOLDERS OF PLACER DOME OPTIONS

Revised Barrick Offer for Common Shares Only

        The Revised Barrick Offer is being made only for Common Shares and is not made for any options or other rights to acquire Common Shares. Subject to the receipt of all necessary regulatory approvals, Placer Dome has amended Placer Dome's stock option plans and has taken all such other steps to allow persons holding options to acquire Common Shares pursuant to such stock option plans ("Options") who may do so under applicable laws to effect a cashless exercise of their Options on an accelerated vesting basis, conditional upon Barrick taking up and paying for Common Shares under the Revised Barrick Offer, for the purpose of tendering to the Revised Barrick Offer all Common Shares so received, and, if desired, to elect the Rollover Option (as described in the Barrick Circular) in respect of such Common Shares so tendered. A separate package of materials is being mailed by Placer Dome to each holder of Options, which material sets out, in greater detail, the process relating to the conditional exercise of Options and the tendering of the resulting Common Shares.

Unexercised Options

        If any holder of Options does not exercise such Options at or before the Expiry Time, such Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise prices. To the extent permitted, each Option will (upon Barrick completing a Compulsory Acquisition Transaction or a Subsequent Acquisition Transaction) become an option to acquire 0.8287 of a Barrick Share (representing 0.8269 of a Barrick Share adjusted to account for the $0.05 payable under the Share Alternative) and have an exercise price per Barrick Share equal to the exercise price per Common Share of that option immediately prior to the Expiry Time divided by 0.8287, rounded up to the nearest whole cent. Where, in respect of a particular grant of options, the foregoing would result in a holder having options to acquire an aggregate number of Barrick Shares that includes a fraction of a Barrick Share, the aggregate number of Barrick Shares will be rounded down to the nearest whole number.

OWNERSHIP OF SECURITIES OF PLACER DOME

        Other than as set forth below, since the date of the Directors' Circular, the level of ownership of securities of certain directors and senior officers of Placer Dome has not changed. The names of the directors and senior officers of Placer Dome whose ownership levels have changed since the date of the Directors' Circular, the positions held by them with Placer Dome and the designation, percentage of class and number of outstanding securities of Placer Dome beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them and, where known after reasonable enquiry, by their respective associates, are as follows:

		Securities of Placer Dome Beneficially Owned, Directly or Indirectly[1]
Name	Position with Placer Dome	Common Shares[2]		Options	% Options Outstanding
Martyn A. Creaney	Vice-President, Design and Construction	1,590		53,100	0.44%
Philip A. Davis	Executive Vice-President, Organization and Development	202		35,700	0.30%
Keith D. Ferguson	Vice-President, Safety and Sustainability	6,049		78,384	0.65%
Tony S. Giardini	Vice-President and Treasurer	504		73,950	0.61%
Geoffrey A. Handley	Executive Vice-President, Strategic Development	13,279		270,250	2.24%
William M. Hayes	Executive Vice-President, Project Development and Corporate Relations	16,224		305,816	2.53%
John E. Loney	Vice-President, Risk Management and Assurance	810		75,567	0.63%
Ronald F. McLean	Vice-President, Human Resources	3,614		110,117	0.91%
Bruce B. Nicol	Vice-President and Controller	1,933		114,350	0.95%
Mark A. Ruus	Vice-President, Taxation	3,950	[3]	73,900	0.61%
Peter W. Tomsett	Director, President and Chief Executive Officer	5,167		547,000	4.53%

(1)
The information as to securities of Placer Dome beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Placer Dome, has been furnished by the respective directors and senior officers.

(2)
The number of Common Shares indicated in the column represents, in each case, less than 1% of the outstanding Common Shares.

(3)
Mr. Ruus holds 2,386 of these Common Shares in his personal RRSP or in his spousal RRSP.

        To the knowledge of the directors and senior officers of Placer Dome, after reasonable enquiry, no person owns, directly or indirectly, or exercises control or direction over, more than 10% of any class of securities of Placer Dome, and no person or company acting jointly or in concert with Placer Dome owns any securities of Placer Dome.

TRADING IN SECURITIES OF PLACER DOME

        Neither Placer Dome nor any of the directors, senior officers, affiliates or subsidiaries of Placer Dome and, to the knowledge of the directors and senior officers, after reasonable enquiry, none of such persons' respective associates has engaged in any transaction in Common Shares during the six-month period preceding the date of this Notice of Change, other than as disclosed in the Directors' Circular, except for normal course purchases under Placer Dome's Employee Stock Purchase Plan or except for the trades listed below.

Name	Nature of Trade	Date of Trade	Designation and No. of Securities	Price per Security
Martyn A. Creaney	Disposition in Public Market	June 15, 2005	1,900 Common Shares	Cdn. $17.95
Ronald F. McLean	Disposition in Public Market	December 23, 2005	8,033 Common Shares	$22.46
William G. Wilson	Transfer between Holding Companies	December 20, 2005	11,000 Common Shares	N/A

ISSUANCES OF SECURITIES OF PLACER DOME TO
THE DIRECTORS AND SENIOR OFFICERS OF PLACER DOME

        Other than as disclosed in the Directors' Circular or as set forth below, no Common Shares or securities convertible into Common Shares have been issued to the directors and senior officers of Placer Dome during the two-year period preceding the date of this Notice of Change.

Name	Nature of Issue	Common Shares Issued	Price per Common Share	Date Issued
Ronald F. McLean	Exercise of Options	8,033	$16.42	December 23, 2005

ARRANGEMENTS BETWEEN PLACER DOME AND
ITS DIRECTORS AND SENIOR OFFICERS

        Please see the disclosure contained in the section of Directors' Circular entitled "Arrangements Between Placer Dome and its Directors and Senior Officers".

Unit Performance Plan

        Placer Dome recently completed the termination of its Unit Performance Plan (the "UPP") effective January 3, 2006. This step was taken following a review by the Human Resources and Compensation Committee of the UPP's objectives and effectiveness and as a result of the anticipated completion of the Revised Barrick Offer. The termination of the UPP resulted in cash payments to 23 participants under the UPP in an aggregate amount of approximately Cdn. $16 million of which approximately Cdn. $10 million was attributable to payments made to participants that are currently senior officers of the Corporation. These payments include both accumulated amounts resulting from annual contributions made by participants during the life of the UPP from their regular annual incentive compensation payments as well as the relevant contributions made by the Corporation pursuant to the terms of the UPP.

ARRANGEMENTS BETWEEN BARRICK, PLACER DOME AND
THE DIRECTORS AND SENIOR OFFICERS OF PLACER DOME

        Pursuant to the terms of the Support Agreement, Barrick has agreed to use all reasonable efforts to cause its board of directors to pass such resolutions and take such other actions as may be required in order that three new directors, who will be directors of Placer Dome at the time they are to be nominated or appointed and will be acceptable to Barrick, acting reasonably, will be appointed to the board of directors of Barrick as soon as practicable and in any event within 30 days after designees of Barrick represent a majority of the Board.

SHAREHOLDER RIGHTS PLAN

        Please see the disclosure contained in the Directors' Circular under the heading "Shareholder Rights Plan" and in this Notice of Change under the heading "Agreements Relating to the Revised Barrick Offer — Support Agreement — Rights Plan".

REGULATORY MATTERS

        Placer Dome has been advised that Barrick has received various required regulatory clearances in connection with Barrick's acquisition of the Common Shares, including antitrust or foreign investment clearances in the United States, Canada, Germany, Switzerland and Australia. The South African Competition Commission has recommended approval of Barrick's acquisition of the Common Shares on an unconditional basis by the South African Competition Tribunal. A hearing of the South African Competition Tribunal in respect of this matter has been scheduled for January 11, 2006.

OTHER INFORMATION

        Except as disclosed in this Notice of Change and the Directors' Circular, no information is known to the directors of Placer Dome that would reasonably be expected to affect the decision of the holders of Common Shares to accept or reject the Revised Barrick Offer.

MATERIAL CHANGES

        Except for the Revised Barrick Offer, the directors and senior officers of Placer Dome are not aware of any other information that indicates any material change in the affairs of Placer Dome since September 30, 2005, the date of the last published unaudited interim financial statements of Placer Dome, except as described in this Notice of Change and the Directors' Circular.

OTHER MATTERS

        This document will be filed with the SEC as an exhibit to an amendment to Placer Dome's Solicitation/Recommendation Statement on Schedule 14D-9. Shareholders are advised to read this Notice of Change and the Directors' Circular and the amended Solicitation/Recommendation Statement on Schedule 14D-9 (including the other exhibits thereto) in their entirety because they contain important information. Copies of the amended Solicitation/Recommendation Statement on Schedule 14D-9 are, and any other documents filed by Placer Dome in connection with the Revised Barrick Offer will be, available free of charge at the SEC's website at www.sec.gov, from Placer Dome at www.placerdome.com or from Georgeson Shareholder.

STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides securityholders of the Corporation with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

DIRECTORS' APPROVAL

        The contents of this Notice of Change have been approved and the delivery thereof has been authorized by the Board. Mr. Alan McFarland abstained in respect of the directors' resolution relating to such approval.

CONSENT OF CIBC WORLD MARKETS INC.

        We hereby consent to the reference to our opinion, dated December 22, 2005, under the captions "Questions and Answers about the Revised Offer from Barrick Gold Corporation", "Summary", "Analysis and Reasons for the Board's Conclusion and Recommendation", "Background to the Revised Barrick Offer and Response of Placer Dome" and "Opinions of the Financial Advisors" in the Notice of Change to Directors' Circular of the Board of Directors of Placer Dome Inc. dated January 4, 2006 (the "Notice of Change") and to the inclusion of the foregoing opinion in the Notice of Change.

Toronto, Ontario January 4, 2006

CONSENT OF GOLDMAN, SACHS & CO.

Goldman, Sachs & Co. -- 85 Broad Street -- New York, New York 10004 Tel: 212-902-1000 -- Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

January 4, 2006

Special Committee of the Board of Directors
The Board of Directors
Placer Dome Inc.
1055 Dunsmuir Street
Suite 1600
Vancouver, British Columbia, Canada
V7X 1P1

Re: Notice of Change to Directors' Circular, dated January 4, 2006, of Placer Dome Inc.

Madame and Gentlemen:

Reference is made to our opinion letter, dated December 22, 2005, with respect to the fairness from a financial point of view to the holders of the outstanding common shares (the "Company Shares") of Placer Dome Inc. (the "Company") of the Consideration (as defined in the opinion letter) proposed to be received by holders of the Company Shares in the Offer (as defined in the opinion letter), pursuant to the Support Agreement, dated December 22, 2005, between Barrick Gold Corporation and the Company.

The foregoing opinion letter is provided for the information and assistance of (i) the Special Committee of the Board of Directors of the Company appointed to review and evaluate the transaction contemplated therein and (ii) the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement, directors' circular or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Notice of Change to Directors' Circular.

In that regard, we hereby consent to the reference to our opinion under the captions "Questions and Answers about the Revised Offer from Barrick Gold Corporation", "Summary", "Analysis and Reasons for the Board's Conclusion and Recommendation", "Background to the Revised Barrick Offer and Response of Placer Dome" and "Opinions of the Financial Advisors" and to the inclusion of the foregoing opinion in the above-referenced Notice of Change to Directors' Circular.

Very truly yours,

GOLDMAN, SACHS & CO.

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

        We hereby consent to the reference to our opinion, dated December 22, 2005, under the captions "Questions and Answers about the Revised Offer from Barrick Gold Corporation", "Summary", "Analysis and Reasons for the Board's Conclusion and Recommendation", "Background to the Revised Barrick Offer and Response of Placer Dome" and "Opinions of the Financial Advisors" in the Notice of Change to Directors' Circular of the Board of Directors of Placer Dome Inc. dated January 4, 2006 (the "Notice of Change") and to the inclusion of the foregoing opinion in the Notice of Change.

New York, New York January 4, 2006	MORGAN STANLEY & CO. INCORPORATED

By:

CERTIFICATE

DATED: January 4, 2006

The foregoing, together with the Directors' Circular of the Board of Directors of Placer Dome dated November 23, 2005, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing, together with the Directors' Circular of the Board of Directors of Placer Dome dated November 23, 2005, does not contain any misrepresentation likely to affect the value of the market price of the securities subject to the Revised Barrick Offer within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors
(Signed) "ROBERT M. FRANKLIN"	(Signed) "PETER W. TOMSETT"
Director	Director

SCHEDULE A

GLOSSARY

Unless the context otherwise requires or where otherwise provided, the following words and terms shall have the meanings set forth below when used in this Notice of Change:

"Barrick" means Barrick Gold Corporation, a corporation incorporated under the laws of the Province of Ontario;

"Barrick Circular" has the meaning set forth under "Notice of Change to Directors' Circular";

"Barrick Share" means a common share of Barrick;

"Board of Directors" or "Board" means the board of directors of Placer Dome;

"Cash Alternative" has the meaning set forth in the Barrick Circular;

"CIBC World Markets" means CIBC World Markets Inc.;

"Common Shares" means the common shares of Placer Dome;

"Compulsory Acquisition" has the meaning set forth under "Agreements Relating to the Revised Barrick Offer — Support Agreement — Subsequent Acquisition Transaction";

"Davies" means Davies Ward Phillips & Vineberg LLP;

"Directors' Circular" has the meaning set forth under "Notice of Change to Directors' Circular";

"Expiry Time" has the meaning set forth under "Notice of Change to Directors' Circular";

"Financial Advisors" means, collectively, CIBC World Markets, Goldman Sachs and Morgan Stanley;

"Georgeson Shareholder" means Georgeson Shareholder Communications Inc.;

"Goldman Sachs" means Goldman, Sachs & Co.;

"Initial Barrick Offer" has the meaning set forth under "Notice of Change to Directors' Circular";

"Implied Offer Price of the Initial Barrick Offer" as of a particular date, means the amount that is equal to (i) $2.65 plus (ii) 0.6562 multiplied by the closing price of the Barrick Shares as at that date on the NYSE;

"Implied Offer Price of the Revised Barrick Offer" as of a particular date, means the amount that is equal to (i) $2.91 plus (ii) 0.7216 multiplied by the closing price of the Barrick Shares as at that date on the NYSE;

"Morgan Stanley" means Morgan Stanley & Co. Incorporated;

"Notice of Change" has the meaning set forth under "Notice of Change to Directors' Circular";

"Notice of Variation and Extension" has the meaning set forth under "Notice of Change to Directors' Circular";

"NYSE" means the New York Stock Exchange Inc.;

"Osler" means Osler, Hoskin & Harcourt LLP;

"Outside Date" has the meaning set forth under "Agreements Relating to the Revised Barrick Offer — Support Agreement — Termination";

"Revised Barrick Offer" has the meaning set forth under "Notice of Change to Directors' Circular";

"Revised Offer Premium" has the meaning set forth under "Analysis and Reasons for the Board's Conclusion and Recommendation";

"Rollover Option" has the meaning set forth in the Barrick Circular;

"SEC" means the United States Securities and Exchange Commission;

"senior officer" has the meaning assigned to it in the Securities Act (Ontario);

A-1

"Share Alternative" has the meaning set forth in the Barrick Circular;

"Shareholders" means the shareholders of Placer Dome and "Shareholder" means any one of them;

"Simpson Thacher" means Simpson Thacher & Bartlett LLP;

"Special Committee" has the meaning set forth under "Background to the Revised Barrick Offer and Response of Placer Dome";

"Subsequent Acquisition Transaction" has the meaning set forth under "Agreements Relating to the Revised Barrick Offer — Support Agreement — Subsequent Acquisition Transaction";

"Support Agreement" has the meaning set forth under "Agreements Relating to the Revised Barrick Offer";

"TSX" means the Toronto Stock Exchange; and

"U.S. GAAP" means U.S. generally accepted accounting principles.

A-2

SCHEDULE B

OPINION OF CIBC WORLD MARKETS INC.

CIBC WORLD MARKETS INC. BCE Place, 161 Bay Street Canada Trust Tower, 6th Floor Toronto, Ontario M5J 2S8

December 22, 2005

The Special Committee of the Board of Directors
and the Board of Directors of
Placer Dome Inc.
1600 – 1055 Dunsmuir Street
Vancouver, British Columbia
V7X 1P1

The Board of Directors,

We understand that Placer Dome Inc. ("Placer" or the "Company") is proposing to enter into a support agreement (the "Support Agreement") with Barrick Gold Corporation ("Barrick") pursuant to which Barrick will amend and extend its existing offer dated November 10, 2005 (the "Barrick Offer") to, among other things, offer to acquire all of the outstanding common shares of the Company (the "Placer Shares") on the basis of, at the election of each Placer shareholder, (i) US$22.50 in cash or (ii) 0.8269 of a common share of Barrick (the "Barrick Shares") and US$0.05 in cash for each Placer Share, subject to pro ration as described in the Support Agreement, including maximum amounts payable of US$1,343,618,621 in cash and 333,180,480 Barrick Shares (the "Consideration"). We also understand that the terms and conditions of the Barrick Offer, as revised pursuant to the Support Agreement (the "Varied Offer"), will be described by Barrick in a notice of variation and extension that will be mailed to holders of the Placer Shares.

Engagement of CIBC World Markets

By letter agreement dated November 1, 2005 (the "Engagement Letter"), the Company retained CIBC World Markets Inc. ("CIBC World Markets") to, among other things, provide financial advice to the Board of Directors in connection with the Barrick Offer and any Alternative Transaction (as such term is defined in the Engagement Letter) that may be proposed or solicited during the term of the Engagement Letter. Pursuant to the Engagement Letter, the Board of Directors has requested that we prepare and deliver this opinion (the "Opinion") as to the fairness, from a financial point of view, of the Consideration offered to the shareholders of Placer pursuant to the Varied Offer.

As part of our engagement, among other things, we solicited a number of potential purchasers of the Company or its assets, assisted in establishing and operating an electronic dataroom created to facilitate due diligence investigations by such potential purchasers and assisted the Board of Directors in assessing the financial merits of expressions of interest received as part of that process. In addition, we assisted the Company and the Board of Directors in negotiating the financial terms of the Support Agreement.

CIBC World Markets will be paid a fee for rendering our Opinion. We will also be paid a work fee and additional fees upon completion of the transactions contemplated by the Support Agreement or any Alternative Transaction completed or if no change of control of the Company occurs before a specified future date. The Company has also agreed to indemnify CIBC World Markets in respect of certain liabilities that might arise out of our engagement.

Credentials of CIBC World Markets

CIBC World Markets is one of Canada's largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors and internal legal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:

  i)
  Barrick's offer to purchase and circular dated November 10, 2005 relating to the Barrick Offer;

  ii)
  the Company's directors' circular dated November 23, 2005;

  iii)
  a draft dated December 22, 2005 of the Support Agreement;

  iv)
  the audited financial statements, annual reports and annual information forms of Placer for the fiscal years ended December 31, 2002, 2003 and 2004;

  v)
  the interim reports and comparative unaudited financial statements of Placer for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

  vi)
  certain internal financial, operational, corporate and other information concerning Placer that was prepared or provided by the management of the Company, including internal operating and financial projections prepared by Placer's management;

  vii)
  the audited financial statements, annual reports and annual information forms of Barrick for the fiscal years ended December 31, 2002, 2003 and 2004;

  viii)
  the interim reports and comparative unaudited financial statements of Barrick for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

  ix)
  trading statistics and selected financial information of Placer, Barrick and other selected public gold and precious metals, base metals and diversified mining companies considered by us to be relevant;

  x)
  various reports published by equity research analysts, industry sources and credit rating agencies regarding Placer and Barrick, the gold and precious metals, base metals and diversified mining industry and other public companies, to the extent deemed relevant by us;

  xi)
  certificates addressed to us, dated as of the date hereof, from senior officers of Placer as to the completeness and accuracy of the respective information provided to us by them; and

  xii)
  such other information, analyses, investigations and discussions as we considered necessary or appropriate in the circumstances.

CIBC World Markets has also participated in discussions regarding the Varied Offer and related matters with Osler Hoskin & Harcourt LLP and Simpson Thacher & Bartlett LLP, legal counsel to the Company, and with Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, who are also financial advisors to the Board of Directors, regarding the Barrick Offer and related matters. In addition, we have visited certain properties and operations of the Company and participated in discussions with members of the senior management of Placer regarding the Company's business, operations, financial condition and prospects, including estimated synergies that could result from the Varied Offer and potential Alternative Transactions. In connection with negotiating the Support Agreement, we participated in discussions with the senior management of Barrick concerning Barrick's business, assets, operations and prospects.

Assumptions and Limitations

Our Opinion is subject to the assumptions, explanations and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets or securities of the Company, Barrick or any of their respective affiliates and our Opinion should not be construed as such. Except as expressly noted above under the heading "Scope of Review", we have not conducted any investigation concerning the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or Barrick.

With your permission, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company, Barrick or their respective representatives or advisors or otherwise obtained by us pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. Without limiting the foregoing, we have assumed the accuracy of the representations and warranties of Barrick in the Support Agreement. We have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. We have not met separately with the auditors of the Company or Barrick in connection with preparing this Opinion. Accordingly, with your permission, we have assumed the accuracy and fair presentation of, and relied upon, the Company's and Barrick's audited financial statements and the reports of the auditors thereon.

With respect to operating and financial forecasts and budgets provided to us concerning the Company and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of management of the Company, having regard to the Company's business, financial condition, plans and prospects. As you know, Barrick did not provide us with its long-term projections of the future financial performance of Barrick. Accordingly, with your consent, our review of such matters was restricted to a review of certain publicly available information and our discussions with senior management of Barrick.

We have assumed that the Varied Offer will be consummated in accordance with the terms set forth in the Support Agreement without any waiver, amendment or delay of any terms or conditions that would be in any way meaningful to analyses. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Varied Offer will be obtained without any adverse effect on the Company or Barrick or on the expected benefits of the Varied Offer in any way meaningful to our analysis. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment by the Company and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. The Company has represented to us, in a certificate of two senior officers of the Company delivered as at the date hereof, among other things, that the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company, including the written information and discussions concerning the Company and referred to above under the heading "Scope of Review" (collectively, the "Information") are complete and correct at the date the Information was provided to us and that, since the date of the Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and its representatives and advisors. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Varied Offer.

The Opinion has been provided to the Special Committee and the Board of Directors for their use in considering the Support Agreement and may not be used for any other purpose or published without the prior written consent of CIBC World Markets. Our Opinion is not to be construed as a recommendation to shareholders of the Company concerning the Varied Offer. In addition, we are not expressing any opinion as to the trading price or value of the Barrick Shares after completion of the transactions contemplated by the Support Agreement.

The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after today.

Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration offered pursuant to the Varied Offer is fair, from a financial point of view, to the shareholders of Placer.

Yours very truly,

SCHEDULE C
OPINION OF GOLDMAN, SACHS & CO.

Goldman, Sachs & Co. -- 85 Broad Street -- New York, New York 10004 Tel: 212-902-1000 -- Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

December 22, 2005

Special Committee of the Board of Directors
The Board of Directors
Placer Dome Inc.
1055 Dunsmuir Street
Suite 1600
Vancouver, British Columbia, Canada
V7X 1P1

Madame and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding common shares (the "Company Shares") of Placer Dome Inc. (the "Company") of the Consideration (as defined below) proposed to be received by holders of the Company Shares in the Offer (as defined below), pursuant to the Support Agreement, dated as of December 22, 2005 (the "Agreement"), between Barrick Gold Corporation ("Barrick") and the Company. The Agreement provides for a tender offer for all of the Company Shares (including those Company Shares that are subject to CHESS Depositary Interests and International Depositary Receipts) (the "Offer"), pursuant to which Barrick will pay, at the election of each holder of the Company Shares, (i) US$22.50 in cash or (ii) 0.8269 of a common share of Barrick (a "Barrick Share") and US$0.05 in cash, for each Company Share accepted, in each case subject to pro ration as provided for in the Agreement, provided that the maximum cash consideration will be $1,343,618,621 and the maximum share consideration will be 333,180,480 Barrick Shares (the "Consideration"), as to which pro ration procedures and limitations we are expressing no opinion. We note that the Agreement further provides that subsequent to the Offer, Barrick may, in its sole discretion, pursue an amalgamation, statutory arrangement, amendment to the articles, consolidation, capital reorganization or other transaction involving the Company and Barrick or a subsidiary of Barrick in order to acquire the Company Shares not accepted in the Offer.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the "Transaction"). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to Barrick from time to time, including having acted in November 2004 as a co-manager of the offering of 5.80% Notes due 2034 (aggregate principal amount of US$200 million) of Barrick, as a co-manager of the offering of 4.875% Notes guaranteed by Barrick Gold Corporation due 2014 (aggregate principal amount of US$350 million) of Barrick Gold Finance Company and as a co-manager of the offering of 5.80% Notes guaranteed by Barrick Gold Corporation due 2034 (aggregate principal amount of US$200 million) of Barrick Gold Finance Company. We also may provide investment banking services to the Company and Barrick in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Special Committee of the Board of Directors
The Board of Directors
December 22, 2005

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Barrick and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Barrick for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders, Annual Information Forms and Annual Reports on Form 40-F of the Company and Barrick for the five years ended December 31, 2004; certain quarterly reports to shareholders of the Company and Barrick; the Company's short form prospectus, dated November 16, 2004, relating to the offer of 21,275,000 Company Shares; certain other communications from the Company and Barrick to their respective shareholders; certain publicly available research analyst reports for the Company and Barrick; and certain internal financial analyses and forecasts for the Company prepared by its management, including certain cost savings and operating synergies projected to result from the Transaction (collectively, the "Forecasts"). We also have held discussions with members of the senior managements of the Company and of Barrick regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Shares and Barrick Shares, compared certain financial and stock market information for the Company and Barrick with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the gold industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. As you are aware, Barrick did not provide us with its long-term projections of the future financial performance of Barrick. Accordingly, with your consent, our review of such matters was restricted to a review of certain publicly available information and discussions with members of the senior management of Barrick. We have relied upon, without independent verification, the Company's estimates of the reserve base, production profile and cash and total cost estimates of the Company. In addition, we have not made an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Barrick or any of their respective subsidiaries and we have not been furnished with any such valuation, appraisal or assessment. Senior management of the Company has provided to us, in a certificate delivered as of the date hereof, representations regarding, among other things, the accuracy of the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company and the absence of changes thereto. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Barrick or on the expected benefits of the Transaction in any way meaningful to our analysis.

Special Committee of the Board of Directors
The Board of Directors
December 22, 2005

Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which Company Shares or Barrick Shares will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of (i) the Special Committee of the Board of Directors of the Company appointed to review and evaluate the Transaction and (ii) the Board of Directors of the Company in connection with its consideration of the Transaction, and such opinion does not constitute a recommendation as to whether or not any holder of Company Shares should tender such Company Shares in connection with the Offer or make any election with respect to the Offer.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares in the Offer pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

GOLDMAN, SACHS & CO.

SCHEDULE D

OPINION OF MORGAN STANLEY & CO. INCORPORATED

1585 Broadway New York, NY 10036

December 22, 2005

Special Committee of the Board of Directors
The Board of Directors
Placer Dome Inc.
1055 Dunsmuir Street, Suite 1600,
Vancouver, British Columbia, V7X 1P1
Canada

Members of the Special Committee of the Board and Members of the Board:

We understand that Placer Dome Inc. ("Placer" or the "Company") and Barrick Gold Corporation ("Barrick") propose to enter into a Support Agreement, dated December 22, 2005 (the "Support Agreement"), which provides, among other things, for the commencement by Barrick of a tender offer (the "Offer") for all of the outstanding common shares of the Company (the "Placer Shares") on the basis of, at the election of holders of the Placer Shares, (a) US$22.50 in cash for each Placer Share or (b) 0.8269 of a common share of Barrick (the "Barrick Shares") and US$0.05 in cash for each Placer Share, subject to pro ration as provided for in the Support Agreement, including maximum amounts payable of US$1,343,618,621 in cash and 333,180,480 Barrick Shares (the "Consideration"). The terms and conditions of the Offer are more fully set forth in the Support Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of the Placer Shares pursuant to the Support Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company and Barrick;
(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company provided by the management of the Company;
(iii)	reviewed certain financial forecasts of the Company prepared by the management of the Company and discussed such projections with management;
(iv)	discussed the past and current operations and financial condition and the prospects of the Company and Barrick, including information relating to future strategic, financial and operational plans, with senior executives of the Company and Barrick, respectively;
(v)	reviewed the reported prices and trading activity for the Placer Shares and the Barrick Shares;
(vi)	compared the financial performance of the Company and the prices and trading activity of the Placer Shares with that of certain other comparable publicly-traded companies and their securities;
(vii)	compared the financial performance of Barrick and the prices and trading activity of the Barrick Shares with that of certain other comparable publicly-traded companies and their securities;

(viii)	reviewed certain publicly available research analyst reports for the Company and Barrick;
(ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
(x)	participated in discussions and negotiations among representatives of the Company and Barrick, and their respective financial and legal advisors;
(xi)	reviewed the Support Agreement and certain related documents; and
(xii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us by the Company and Barrick for the purposes of this opinion. With respect to the financial forecasts, including information relating to future strategic, financial and operational plans, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. As you are aware, Barrick did not provide us with its long-term projections of the future financial performance of Barrick. Accordingly, with your consent, our review of such matters was restricted to a review of certain publicly-available information and discussions with senior management of Barrick. We have relied upon, without independent verification, Placer's estimates of the reserve base, production profile and cash and total cost estimates of Placer. We have not made any independent valuation, appraisal, geological or technical assessment of the assets or liabilities of the Company or Barrick, nor have we been furnished with any such appraisals. In addition, we have assumed that the Offer will be consummated in accordance with the terms set forth in the Support Agreement without any waiver, amendment or delay of any terms or conditions in any way significant to our analysis. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Offer will be obtained without any adverse effect on the Company or Barrick or on the expected benefits of the Offer in any way meaningful to our analysis. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment by the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Senior management of Placer has represented to us, in a certificate delivered as at the date hereof, amongst other things, that the information, data and other material (financial and otherwise) (the "Information") provided to us by or on behalf of the Company is complete, true and correct at the date the Information was provided to us and that, since the date of the Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries, and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on our opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company and to the Board of Directors of the Company in connection with the Offer and will receive a fee for our services. In the ordinary course of our trading, brokerage, investment banking, investment management, financing and principal investing activities, Morgan Stanley & Co. Incorporated ("Morgan Stanley") or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company or Barrick or any other company or any currency or commodity that may be involved in this transaction. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Placer and Barrick and have received fees for the rendering of those services. In addition, we are participating as a co-agent in the existing $1 billion credit facility of Barrick.

It is understood that this letter is for the information of (i) the Special Committee of the Board of Directors of the Company appointed to review and evaluate the Offer and (ii) the Board of Directors of the Company, and this letter may not be used for any other purpose or disclosed without our prior written consent, except that a copy of our opinion may be included in its entirety in any Directors' Circular or Solicitation/Recommendation Statement on Schedule 14D-9 or any amendment thereto required to be filed by the Company with applicable Canadian securities regulatory authorities or the U.S. Securities and Exchange Commission with respect to the Offer. This opinion is not intended to be and shall not constitute a recommendation to any holder of Placer Shares as to whether to tender Placer Shares pursuant to the Offer or whether to elect Barrick Shares or cash. In addition, this opinion does not in any manner address the prices at which the Placer Shares or Barrick Shares will actually trade at any time.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of Placer Shares pursuant to the Offer is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE INFORMATION IN THIS
DOCUMENT SHOULD BE DIRECTED TO THE INFORMATION AGENT:

100 University Avenue
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1

North American Toll Free Number: 1-866-245-2999
Australia: 1 300 658 874
Banks and Brokers Call Collect: 212-440-9800

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE REVISED OFFER FROM BARRICK GOLD CORPORATION
SUMMARY
UNANIMOUS RECOMMENDATION OF THE BOARD
ANALYSIS AND REASONS FOR THE BOARD'S CONCLUSION AND RECOMMENDATION
RECENT DEVELOPMENTS
BACKGROUND TO THE REVISED BARRICK OFFER AND RESPONSE OF PLACER DOME
AGREEMENTS RELATING TO THE REVISED BARRICK OFFER
OPINIONS OF THE FINANCIAL ADVISORS
INTENTIONS OF DIRECTORS AND SENIOR OFFICERS
ALTERNATIVES TO THE REVISED BARRICK OFFER
INFORMATION FOR HOLDERS OF PLACER DOME OPTIONS
OWNERSHIP OF SECURITIES OF PLACER DOME
TRADING IN SECURITIES OF PLACER DOME
ISSUANCES OF SECURITIES OF PLACER DOME TO THE DIRECTORS AND SENIOR OFFICERS OF PLACER DOME
ARRANGEMENTS BETWEEN PLACER DOME AND ITS DIRECTORS AND SENIOR OFFICERS
ARRANGEMENTS BETWEEN BARRICK, PLACER DOME AND THE DIRECTORS AND SENIOR OFFICERS OF PLACER DOME
SHAREHOLDER RIGHTS PLAN
REGULATORY MATTERS
OTHER INFORMATION
MATERIAL CHANGES
OTHER MATTERS
STATUTORY RIGHTS
DIRECTORS' APPROVAL
CONSENT OF CIBC WORLD MARKETS INC.
CONSENT OF MORGAN STANLEY & CO. INCORPORATED
CERTIFICATE
SCHEDULE A GLOSSARY
SCHEDULE B OPINION OF CIBC WORLD MARKETS INC.
SCHEDULE D OPINION OF MORGAN STANLEY & CO. INCORPORATED
QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE INFORMATION IN THIS DOCUMENT SHOULD BE DIRECTED TO THE INFORMATION AGENT